UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)
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March 28, 2024

To Our Stockholders:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders of Noodles & Company at the offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado, on May 15, 2024, at 1:00 p.m. local time.
The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or, if you received a paper copy of the proxy materials by completing and returning the enclosed proxy card in the postage-prepaid envelope so that your shares are represented. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.
We look forward to seeing you at the meeting.

Sincerely,

Drew Madsen
Chief Executive Officer

NOODLES & COMPANY
520 ZANG STREET, SUITE D
BROOMFIELD, COLORADO 80021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Stockholders of Noodles & Company (the “Company”) will be held at the offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado, on May 15, 2024, at 1:00 p.m. local time, for the following purposes:
1.To elect the three directors named in the accompanying Proxy Statement as Class II directors of the Company, each to serve for three years and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.
2.To approve, on an advisory (non-binding) basis, the compensation of our named executive officers.
3.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024.
4.To consider and vote on a stockholder proposal, if properly presented at the Annual Meeting.
5.To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
    Only stockholders of record at the close of business on March 20, 2024 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. We expect to mail a notice of Internet availability of proxy materials (the “Notice”) or a copy of our proxy materials to the extent requested to our stockholders on or about March 28, 2024. The Notice contains instructions on how to access our proxy materials over the Internet and how to vote by going to a secure website. If you did not receive such a Notice, you may elect to receive future notices, proxy materials and annual reports electronically through the Internet by following the instructions in this Proxy Statement.

By Order of the Board of Directors

Melissa Heidman,
Executive Vice President, General Counsel & Secretary
Broomfield, Colorado
March 28, 2024

Whether or not you expect to attend the meeting, please vote via the Internet, by telephone, or, if you received a paper copy of the proxy materials, by completing, dating, signing and promptly returning the accompanying proxy card in the enclosed postage-paid envelope so that your shares may be represented at the meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 15, 2024:
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxypush.com/NDLS and https://investor.noodles.com/annuals-and-proxies

Noodles & Company
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on May 15, 2024

TABLE OF CONTENTS

Page
The Meeting	1
Proposal No. 1—Election of Directors	4
Proposal No. 2—Advisory Vote to Approve the Compensation of Our Named Executive Officers	16
Proposal No. 3 — To Ratify the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the year ending December 31, 2024	17
Proposal No.4— Stockholder Proposal	18
Equity Compensation Plan Information	20
Security Ownership of Certain Beneficial Owners and Management	21
Delinquent Section 16(a) Reports	24
Executive Officers	25
Compensation Discussion and Analysis	27
Compensation Committee Report	38
Executive Compensation	39
Director Compensation	49
Transactions with Related Persons	51
Report of the Audit Committee	52
Stockholder Proposals	53
Directors’ Attendance at Annual Stockholder Meetings	53
Stockholder Communications	53
Other Business	53
Where You Can Find More Information	54

NOODLES & COMPANY
520 ZANG STREET, SUITE D, BROOMFIELD, COLORADO 80021
PROXY STATEMENT
March 28, 2024

THE MEETING
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Noodles & Company, a Delaware corporation (the “Company”), for use at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado, on May 15, 2024, at 1:00 p.m. local time. The Notice, the Proxy Statement, the form of proxy and the Annual Report were first made available to stockholders on or about March 28, 2024. Electronic copies of this Proxy Statement, form of proxy and Annual Report are available at https://investor.noodles.com/annuals-and-proxies and www.proxypush.com/NDLS.
Voting Rights, Quorum and Required Vote

Only holders of record of our Class A and Class B common stock (“common stock”) at the close of business on March 20, 2024, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on March 20, 2024, we had 45,309,984 shares of Class A common stock outstanding and entitled to vote. There are currently no shares of Class B common stock outstanding and none were outstanding on the record date. Each share of Class A and Class B common stock is entitled to one vote per share on each item. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

Proposal No. 1—Election of Directors—directors will be elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the three nominees receiving the highest number of “For” votes will be elected. Withheld votes and broker non-votes (as defined below) will have no effect on this Proposal No. 1.

Proposal No. 2—Approval, on an Advisory (Non-Binding) Basis, of our Named Executive Officers’ Compensation—requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote on the proposal at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against this Proposal No. 2. Broker non-votes will have no effect on this Proposal No. 2.

Proposal No. 3—Ratification of Appointment of Independent Registered Public Accounting Firm for the Year Ending December 31, 2024—requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote on the proposal at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against this Proposal No. 3. We do not expect there to be no broker non-votes with respect to this Proposal No. 3.

Proposal No. 4.-To consider and vote on a stockholder proposal regarding greenhouse gas emissions disclosure, if properly presented at the Annual Meeting—requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote on the proposal at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against this Proposal No. 4. Broker non-votes will have no effect on this Proposal No. 4.

Internet Availability of Proxy Materials
We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) that permits companies to furnish their proxy materials over the Internet. As a result, we are mailing the Notice instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains information on how you may request access to proxy materials in printed form by mail or electronically.

Voting Your Shares
If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote in person at the Annual Meeting, via telephone, electronically through the Internet by following the instructions included in the Notice or the proxy card, as applicable, or, if you receive a paper copy of the proxy materials, by completing, dating and signing the accompanying proxy card and promptly returning it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted in accordance with the Board’s recommendations as follows: as votes “For” Proposal No. 2 and Proposal No. 3, and a vote “Against” Proposal No.4, and, in the case of the election of the Class II directors, as a vote “for” election to Class II of the Board of each of the nominees presented by the Board in Proposal No. 1. Proxies will vote in their discretion upon other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee, such as through a voting instruction card. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the Annual Meeting. If you do not provide your broker with a properly executed voting instructions form in advance of the Annual Meeting, listing exchange rules allow, but do not require, your broker to vote your shares on “routine” proposals. Where a proposal is not “routine,” a broker who has received no properly executed voting instructions form from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.” Whether a proposal is considered routine or non-routine is subject to listing exchange rules. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted on all of the proposals, even if you plan to attend the annual meeting.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the Notice, proxies and other soliciting materials, the Company and/or its agents may also solicit proxies in person, by telephone or email. Following the original mailing of the Notice, proxies and other soliciting materials, the Company will request that banks, brokers and other nominees forward copies of the Notice to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person submitting a proxy in the form accompanying this Proxy Statement (be it a proxy card or Notice) has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by delivering to the Company a written statement that the proxy is revoked, by a subsequent vote or proxy that is submitted via telephone or Internet, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. In order for beneficial owners to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a procedure approved by the SEC called “householding” under which multiple stockholders who share the same address will receive only one copy of the Notice, the Annual Report, the Proxy Statement, and the proxy card, unless we receive contrary instructions from one or more of the stockholders. If you wish to opt out of householding and receive multiple copies of the Notice at the same address, or if you have previously opted out and wish to participate in householding, you may do so by notifying us by telephone at 720-214-1900, by mail at Noodles & Company at, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us in writing or by telephone at the same address, email address, or telephone number. Brokerage firms and banks are also entitled to use householding. Stockholders with shares registered in the name of a brokerage firm or bank should contact their brokerage firm or bank to request information about householding or to opt in or out of householding.

On or about March 28, 2024, we began to mail or email our stockholders the Notice or proxy card. If you receive the Notice and would prefer to receive paper copies of the proxy materials on a going forward basis, please follow the instructions in the Notice (or the voting instructions card provided by your brokerage firm or bank).

PROPOSAL NO. 1—ELECTION OF DIRECTORS
The Board of Directors is presently comprised of seven members, who are divided into three classes, Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term.

Each of the nominees for election to Class II is currently a director of the Company. Messrs. Jones, Madsen and Taylor were previously elected by stockholders at the 2021 Annual Meeting of Stockholders. If elected at the Annual Meeting, each of the nominees would serve for three years expiring at the 2027 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any of the nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the stockholders may vote for just the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce the size of the Board. Ms. Schreiber was last elected by stockholders at the 2022 Annual Meeting of Stockholders, Ms. Egan and Mr. Hartnett were last elected by stockholders at the 2023 Annual Meeting of Stockholders and Mr. Lynch was appointed to the Board in May 2023.

The names of the nominees for election as Class II directors at the Annual Meeting and of the incumbent Class I and Class III directors, and certain information about them, including their ages, as of March 20, 2024, are included below.

	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term for which Nominated
Nominees
Jeff Jones (1)(2)(4)	II	62	Non-Executive Chairman	2013	2024	2027
Drew Madsen	II	67	CEO and Director	2017	2024	2027
Shawn Taylor (1)(3)	II	64	Director	2020	2024	2027

Continuing Directors
Mary Egan (1)(3)(5)	I	56	Director	2017	2026
Robert Hartnett (1)(2)(6)	I	72	Director	2016	2026
Thomas Lynch (2)(3)	III	64	Director	2023	2025
Elisa Schreiber (2)(3)	III	45	Director	2019	2025
________________________
(1)Serves on the Audit Committee.
(2)Serves on the Compensation Committee.
(3)Serves on the Nominating and Corporate Governance Committee.
(4)Chairman of the Board of Directors and Chair of the Audit Committee.
(5)Chair of the Nominating and Corporate Governance Committee.
(6)Chair of the Compensation Committee.

Below, we have provided biographies for each director and nominee summarizing his or her business and other experience, including the specific experience, qualifications, attributes or skills that led to the conclusion of the Board of Directors that such nominee should serve as a director in light of the Company’s business and structure.

Nominees for Election as Class II Directors

Jeff Jones has been a member of our Board of Directors since September 2013 and he has served as Non-Executive Chairman since September 2019. Prior to becoming Non-Executive Chairman, Mr. Jones served as our lead independent director. From 2003 to 2012, when he retired, Mr. Jones served as the Chief Financial Officer (“CFO”) for Vail Resorts, Inc. (NYSE: MTN), a publicly held resort management company, and also served as a member of the board of directors of Vail Resorts, Inc. from 2008 through 2012. In addition, later in his tenure at Vail Resorts, Inc., Mr. Jones served as President - Lodging, Retail and Real Estate. Mr. Jones is currently a member of the board of directors of Summit Hotel Properties, Inc. (NYSE:INN), where he is the non-executive board chairman, chair of the audit committee and a member of the compensation committee, and Invited (f/k/a ClubCorp), a privately held hospitality company. Mr. Jones served on the board of directors of Hershey Entertainment and Resorts, a privately held entertainment and hospitality company, from 2013 to January 2024, where he served as lead independent director as well as the chair of the audit and finance committee and as a member of the compensation committee. Prior to joining Vail Resorts, Mr. Jones held CFO positions with Clark Retail Enterprises and Lids Corporation. Mr. Jones received a BA in Accounting and American Studies from Mercyhurst University (f/k/a Mercyhurst College) and is a member of the AICPA. Mr. Jones brings to our Board of Directors significant board leadership and public and private company management experience including overall leadership and audit committee experience. Additionally, his board experience includes significant audit committee roles.
Drew Madsen has been a member of our Board of Directors since September 2017. He served as our Interim Chief Executive Officer from November of 2023 to March 5, 2024 at which time he was appointed as permanent Chief Executive Officer. From May 2015 to December 2016, when he resigned, Mr. Madsen served as President of Panera Bread Company, a national operator and franchisor of fast casual bakery cafés, where he helped guide the brand to industry leadership positions in clean food, digital ordering/payment and delivery. From October 2014 to March 2015, Mr. Madsen was President and Chief Operating Officer of the Norwegian Cruise Line division of Norwegian Cruise Line Holdings Ltd.(NYSE: NCLH) From 2005 to 2013, he was President and Chief Operating Officer, and a member of the board of directors, of Darden Restaurants, Inc.(NYSE: DRI) Mr. Madsen began his career at General Mills with various positions in brand management including serving as Vice President of Marketing. He holds an MBA with Distinction from the University of Michigan and earned a bachelor’s degree, magna cum laude, from DePauw University, where he was a member of the Phi Beta Kappa Society. Mr. Madsen is currently a member of The Mayflower Continuing Community Care board of directors. Mr. Madsen brings to our Board significant experience in restaurant operations and brand management.

Shawn Taylor has been a member of our Board of Directors since December 2020. From 2013 to 2019, when he sold his franchise operations, Mr. Taylor was President and Operating Partner of Zaxby’s Houston, LLC, a franchisee of the Zaxby’s restaurant chain. He was also elected to the Zaxby’s advisory committee during this period. In 2011, Mr. Taylor joined a group of business leaders who formed the Houston Baseball Partners, LLC, which led to the acquisition of the Houston Astros. He sold his interest in the Astros in 2017, remaining as a special advisor to the Chairman until the end of 2021. In 1996, he founded and served as general partner, president, and CEO of Family EATS L.P., the Taco Bell franchisee in Houston, Texas. During his tenure, he was elected to the national FRANMAC board and he owned, developed, and operated 33 Taco Bell locations, which he successfully sold in 2007. He served on the Finance and Audit committee of Memorial Hermann Healthcare System, an $8 billion healthcare system, in Houston, Texas, and currently serves on the Board of Directors for the Memorial Hermann Foundation. In July of 2022, he was appointed by the Governor of Indiana to Purdue University’s Board of Trustees where he serves on the Finance and Academic Affairs committees. Mr. Taylor started his career as a senior staff auditor at Arthur Andersen & Co., LLP in Dallas, Texas. Mr. Taylor received his B.S. degree in accounting, with distinction, from Purdue University in 1982. Mr. Taylor brings to our board significant experience in leadership of restaurant development and operations, as well as experience with franchise systems and complex business enterprises.

The Board of Directors recommends a vote FOR the election of each of the Class II director nominees listed above.

Continuing Directors
Mary Egan has been a member of our Board of Directors since September 2017. Ms. Egan founded and served as Chief Executive Officer (“CEO”) of Gatheredtable, a consumer software as a service company offering customized meal planning, from 2013 until the technology platform was sold to a strategic buyer in 2018, at which time the position ceased to exist. From 2010 to 2012, Ms. Egan served as Head of Global Strategy and Corporate Development for Starbucks Corporation (Nasdaq: SBUX), a global coffee retailer. At Starbucks, Ms. Egan partnered with the senior leadership team to develop and execute corporate strategy, and led many successful strategic initiatives focusing on cost reduction, developing markets, digital and food. Ms. Egan was a Managing Director at The Boston Consulting Group (“BCG”), a global management consulting firm, from 1997 to 2010 where she partnered with CEOs and boards of leading consumer brands to conceive and successfully drive aggressive growth strategies. While at BCG, she was a frequent global speaker on consumer-centric growth, and was featured in many news outlets, including The Wall Street Journal and The New York Times. Ms. Egan also serves on the Board of Directors of Urban Outfitters (NASDAQ: URBN). Ms. Egan holds a BA from Barnard College, Columbia University, an MSEd from Bank Street Graduate School of Education and an MBA from Columbia Business School. Ms. Egan brings to our Board a broad range of experience in consumer-centric growth strategy and execution, as well as marketing and brand expertise.
Robert Hartnett has been a member of our Board of Directors since July 2016. He has over 40 years of restaurant industry experience. Most recently he served as CEO for Houlihan’s Restaurants, Inc. (“Houlihan’s”), a national operator and franchisor of fine dining and casual dining restaurants, a position that he held from 2001 until successfully negotiating the sale of that company in 2015. During his tenure at Houlihan’s, Mr. Hartnett successfully re-invented and revitalized the Houlihan’s brand. Prior to joining Houlihan’s, Mr. Hartnett served as President, CEO and Chairman of Einstein Noah Restaurant Group Inc. (“Einstein’s”), a national operator and franchisor of fast casual bagel restaurants. In addition, he has owned and operated Einstein Bros. and Boston Market franchise restaurants and has served as President of Bennigan’s Restaurants, a multi-unit casual dining operator. Mr. Hartnett is Executive Chair of Fairway Coffee Collective, a privately held company. Mr. Hartnett holds a BA in Accounting from Lamar University. Mr. Hartnett brings to our Board of Directors broad experience in restaurant operations and restaurant brand development.
Elisa Schreiber has been a member of our Board of Directors since December 2019. Since December 2014, Ms. Schreiber has served as the marketing partner at Greylock Partners, an early-stage venture capital firm headquartered in Silicon Valley, where she supports the firm’s portfolio companies with strategic marketing and communications counsel as they scale from seed stage to publicly-traded. From 2010 to 2013, Ms. Schreiber led the global communications team at Hulu, a premium entertainment streaming service, during a period of hyper-growth for the company. Ms. Schreiber earned her MBA from the University of Southern California Marshall School of Business, as well as her BA in Communications & Media Studies and her BA in Visual Arts at the University of California, San Diego. Ms. Schreiber brings extensive business experience in marketing and communications, with particular emphasis on emerging technologies, to our Board.
Thomas Lynch has been a member of our Board of Directors since May 2023. Mr. Lynch is the Senior Managing Director and Founder of Mill Road Capital, a private investment firm focused on investing in, and partnering with, small publicly traded companies in the U.S. and Canada. Mill Road Capital is one of the largest stockholders in Noodles & Company. Mr. Lynch began his investing career at Blackstone and has since founded and organized two investment funds. He founded Mill Road Capital Management in 2004. Mr. Lynch has served on the board of more than fifteen public, private, and not-for-profit organizations, including the Panera Bread Company. He previously served on the Noodles & Company Board of Directors from March of 2017 to July of 2019. Mr. Lynch earned a B.A. in Political Economy & Philosophy from Williams College, a Master of Philosophy in Moral & Political Philosophy from Oxford University, and an M.B.A. from Stanford University. Mr. Lynch brings to our Board significant experience in restaurant operations and finance as well as significant experience in public company operations.

Directors and Corporate Governance
Board Composition, Qualifications and Diversity
Our Board of Directors currently consists of seven members. The Company has focused on increasing diversity, including on the Board of Directors, and has made significant progress towards this goal. Two of the seven directors who currently hold Board seats are women, and we increased our racial diversity when Mr. Taylor joined the Board in December of 2020.
In accordance with the amended and restated certificate of incorporation and the amended and restated bylaws, our Board of Directors is divided into three classes with staggered three-year terms. The authorized number of directors may be changed pursuant to the Company’s bylaws by resolution of the Board of Directors. Our directors are divided among the three classes as follows:
•Current Class II directors are Jeff Jones, Drew Madsen and Shawn Taylor, whose terms will expire at the Annual Meeting of stockholders.
•Current Class III directors are Elisa Schreiber and Thomas Lynch, whose terms will expire at the 2025 Annual Meeting of stockholders.
•Current Class I directors are Mary Egan and Robert Hartnett, whose terms will expire at the 2026 Annual Meeting of stockholders.
Directors for a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.
The Nominating and Corporate Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:

•    demonstrated business acumen and leadership, and high levels of accomplishment;
•ability to exercise sound business judgment and to provide insight and practical wisdom based on experience;
•commitment to understand the Company and its business, industry and strategic objectives;
•integrity and adherence to high personal ethics and values, consistent with our Code of Business Conduct and Ethics;
•ability to read and understand financial statements and other financial information pertaining to the Company;
•commitment to enhancing stockholder value;
•willingness to act in the interest of all stockholders;
•for non-employee directors, independence under Nasdaq listing standards and other applicable rules and regulations; and
•diversity of backgrounds, skills, experiences, and characteristics, including with respect to gender, race and ethnicity that help us to reflect the diversity of the Company’s stockholders, team members, guests and the communities we serve.
In the context of the Board’s existing composition, other requirements, such as restaurant industry experience or experience in a particular business discipline, that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees may be considered. The Company values diversity on a company-wide basis and seeks to achieve diversity of occupational and professional backgrounds on the Board, in addition to diversity on the basis of gender, race and ethnicity. We assess the qualifications of our directors, including the effectiveness of our diversity efforts, as part of the Board’s annual self-evaluation process.

The Nominating and Corporate Governance Committee consults with other members of the Board of Directors and with the Company’s management in identifying and evaluating candidates for director who have the skills and characteristics that align with the Company’s priorities. In addition, the Board considers a nominee’s willingness and ability to dedicate time and energy when selecting candidates for the Board. As part of this process, the Committee considers the skills, experience and diversity of the current Board and assesses how potential candidates will complement and add to those attributes. See below the Company’s diversity matrix.

Board Diversity Matrix (As of March 28, 2024)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	5	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	4	0	0
Two or More Races or Ethnic	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Board Independence
Under Nasdaq’s listing requirements and Nasdaq rules, independent directors must comprise a majority of a listed company’s Board of Directors. Our Principles of Corporate Governance (the “Principles”) provide that an “independent” director is a director who meets the Nasdaq definition of independence, as determined by the Board of Directors, and the Principles also provide that, under applicable Nasdaq rules, the members of each of the Audit and Compensation Committees must meet additional, heightened independence criteria applicable to directors serving on these committees under applicable Nasdaq listing standards. Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director (both generally, and, where applicable, under heightened independence criteria applicable to certain committees). Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined, based on the recommendation of our Nominating and Corporate Governance Committee, that each of Messrs. Hartnett, Jones, Lynch and Taylor, and Mses. Egan and Schreiber were “independent” under Nasdaq rules. In making the independence determinations, our Board of Directors assessed the current and prior relationships of each non-employee director and all other relevant facts and circumstances. Based on these assessments, for each director deemed to be independent, our Board of Directors made a determination that, because of the nature of the director’s relationships and/or the amounts involved, each director deemed to be independent had no relationships with our company or our management that, in the judgment of the Board, would impair the director’s independence. Mr. Madsen was independent under Nasdaq rules until he was appointed as Interim CEO in November of 2023.
Leadership Structure
The Board does not have a policy regarding the separation of the roles of Chairman and CEO and believes that it is in the best interest of the Company and its stockholders for the Board to periodically evaluate and make a determination regarding whether or not to separate the roles of Chairman and CEO based upon the circumstances.

The Board has determined that separating the roles of Chairman and CEO is the most effective leadership structure for the Company at this time. The Board believes that the separation of Chairman and CEO duties allows Mr. Jones, who serves as our Chairman, to better focus on active leadership of the Board, while allowing Mr. Madsen to better focus on day-to-day operations of the Company and corporate strategy. In addition, the Board believes that its leadership structure as described above provides an effective framework for addressing the risks facing our company, as discussed in greater detail below under “The Board’s Role in Risk Oversight.”
Among others, the Chairman’s duties and responsibilities include:
•presiding at meetings of the Board and stockholders;
•facilitating communication between the Board and the Company’s management;
•assisting the CEO in formulating long-term strategy;
•coordinating agendas and schedules for Board meetings, information flow to the Board and other matters pertinent to the Company and the Board;
•providing input on Board composition and design;
•presiding at executive sessions of the independent directors; and
•being available for consultation and communication with major stockholders as appropriate.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting and at such other times as may be requested by an independent director. These executive sessions are chaired by our Chairman. Our Chairman provides feedback to our CEO, as needed, promptly after each executive session.

Principles of Corporate Governance

Our Principles of Corporate Governance are available on our website at investor.noodles.com/corporate-governance.cfm.

Code of Business Conduct and Ethics

We have adopted an Employee Code of Business Conduct and Ethics that applies to all of our officers and team members, including our CEO and CFO and those officers and team members responsible for financial reporting. We have also adopted a Director Code of Business Conduct and Ethics that applies to our directors. Our codes of business conduct and ethics are posted on the investor relations section of our website at investor.noodles.com. We intend to disclose future amendments to our Codes of Business Conduct and Ethics, and any waivers of their provisions that we grant to our executive officers and directors, on our website within four business days following the date of the amendment or waiver.

Anti-Hedging Policy

The Company’s Insider Trading Policy provides that directors, officers and team members of the Company may not engage in the following with regard to equity securities of the Company held, directly or indirectly, by such persons or granted to such persons as part of his or her compensation: (a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities the seller does not own); (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls in Company securities; or (d) hedging transactions. The foregoing restrictions also apply to immediate family members of directors, officers and team members, which consist of any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing the household of the director, officer or team member.

Anti-Pledging Policy

The Company’s Insider Trading Policy provides that our directors, officers and team members, as well as certain related parties, are prohibited from entering into pledging transactions or similar arrangements with respect to Company securities.

Board Meetings

During 2023, the Board of Directors held five meetings. Additionally, management frequently communicated with the Board throughout the year on various topics. Each of our directors attended 100% of the aggregate of the total number of meetings of the Board of Directors held during the period in 2023 that such director served and the total number of meetings held by any of the committees of the Board of Directors on which such director served during such period.

The Board’s Role in Risk Oversight

The Board of Directors oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management of both short-term and long-term risks, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s long-term and short-term business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters. The Board also engages outside experts with respect to risk matters, including cybersecurity, compensation, SEC compliance and labor and employment matters based upon current business circumstances and needs.

Management is responsible for assessing and managing risk, including through the Company’s Enterprise Risk Management (“ERM”) program which plays a critical role in how the Company manages risks, while the Board maintains the ultimate oversight responsibility for the risk management process. The Board believes that the ERM program supports its risk oversight function. The ERM program is designed to enable the identification of, and provide management visibility into, the critical enterprise risks facing the Company, as well as to facilitate the incorporation of risk considerations into Company strategy and decision making. Risks are identified and prioritized by the ERM Committee, which is comprised of members of Executive Management as well as key Company leaders below the executive level, and focuses on material economic, financial, information security and cybersecurity, food and safety related risks as well as labor and employment related risks. The ERM Committee provides periodic reports to the Audit Committee, as well as to the Board, which outline material risk assessments and mitigation strategies. In 2023, the ERM Committee expanded its focus and created a business continuity plan wherein the Committee: identified the systems and processes that are critical to the functions of the Company’s business; identified the systems and processes in place in the event of a failure of any of the critical business systems; and identified mitigation strategies to address any vulnerabilities in the Company’s systems and processes. The Audit Committee oversees the ERM program and reviews and discusses the Company’s major risk exposures and the steps management has taken to monitor and control such risks. The Audit Committee also focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Audit Committee receives periodic updates on cybersecurity, including immediate notification of any material cybersecurity events, and information technology matters, including its compliance with the Payment Card Industry (PCI) Data Security Standard (DSS), its implementation of data security solutions and risk evaluation, and its insurance coverages and related risk exposures from our Executive Vice President of Technology as well as other members of the senior leadership team. The Board receives updates from management and the Audit Committee on cybersecurity risks. The Compensation Committee reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its team members, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs. The Compensation Committee also oversees human capital programs including those which promote employee development and retention, and which focus on workforce diversity and inclusion. The Nominating and Corporate Governance Committee is responsible for the oversight of risks associated with corporate governance and compliance and it also oversees sustainability (including climate-change) and human capital management and social impact related risks through oversight of our Environmental, Social and Governance (“ESG”) program. The Board, with the assistance of its committees, focuses on the most significant and material risks which the Company faces, and they help ensure that management develops and implements appropriate controls and risk mitigation strategies. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, including but not limited to our ESG program and related reports. Additional review and reporting on risks are conducted as needed or as requested by the Board and its committees.

Board Committees

Audit Committee

Our Audit Committee, which met seven times in 2023, is currently composed of Mary Egan, Robert Hartnett, Jeff Jones and Shawn Taylor, each of whom is a non-employee, independent member of our Board of Directors. Mr. Jones is the Chairman of the Audit Committee and our Audit Committee financial expert, as currently defined under SEC rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable Nasdaq rules. All of our Audit Committee members meet the additional, heightened independence criteria applicable to directors serving on the Audit Committee under Nasdaq rules and SEC rules.

The Audit Committee operates under a written charter, available on our website at investor.noodles.com/corporate-governance.cfm. The Audit Committee also oversees our ERM program. The Audit Committee conducts its activities in a manner designed to emphasize the importance of an environment that supports integrity in the financial reporting process.

The Audit Committee’s responsibilities include, but are not limited to:

•appointing, compensating, retaining and overseeing our independent registered public accounting firm and evaluating its performance;
•approving in advance all audit and permissible non-audit services to be provided by the outside auditor, and establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the outside auditor;
•at least annually, considering the independence of the outside auditor and, consistent with rules of the Public Company Accounting Oversight Board (“PCAOB”), obtaining and reviewing reports by the outside auditor describing any relationships between the outside auditor, and the Company or individuals in financial reporting oversight roles at the Company, that may reasonably be thought to bear on the outside auditor’s independence and discussing with the outside auditor the potential effects of any such relationships on independence;
•at least annually, obtaining and reviewing a report by the outside auditor describing, among other things, its internal quality-control procedures;
•meeting to review and discuss with management and the outside auditor the annual audited and quarterly financial statements of the Company and the independent auditor’s reports related to the financial statements;
•receiving reports from the outside auditor and management regarding, and reviewing and discussing the adequacy and effectiveness of, the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in internal controls reported to the Audit Committee by the outside auditor or management;
•receiving reports from management regarding, and reviewing and discussing the adequacy and effectiveness of, the Company’s disclosure controls and procedures;
•reviewing and discussing earnings press releases, and corporate practices with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies;
•overseeing the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s Codes of Business Conduct and Ethics and the Company’s policies and procedures for monitoring compliance;
•reviewing and discussing the Company’s practices with respect to risk assessment and risk management;
•establishing and overseeing procedures for handling reports of potential misconduct; and
•establishing and periodically reviewing policies and procedures for the review, approval and ratification of related party transactions.

Compensation Committee

Our Compensation Committee, which met five times in 2023, is currently composed of Robert Hartnett, Jeff Jones, Thomas Lynch and Elisa Schreiber, each of whom is a non-employee, independent member of our Board of Directors. Mr. Hartnett serves as Chairman of the Compensation Committee. The Compensation Committee operates under a written charter, available on our website at investor.noodles.com/corporate-governance.cfm. The Compensation Committee’s responsibilities include, but are not limited to:

•overseeing the Company’s overall compensation philosophy, policies and programs, and assessing whether the Company’s compensation philosophy establishes appropriate incentives for management and team members;
•reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of those goals and objectives and, upon submitting such goals and performance evaluation to the independent directors of the Board meeting in executive session for consideration, set the CEO’s compensation level based on this evaluation, and approve the grant of equity awards to the CEO;
•setting the compensation of other executive officers based upon the recommendation of the CEO and approve the terms and grant of equity awards for such other executive officers;
•administering and making recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans that are subject to Board approval;
•approving the terms and grant of equity awards for executive officers;
•reviewing and approving the design of other benefit plans pertaining to executive officers;
•approving, and amending or modifying, the terms of other compensation and benefit plans as appropriate;
•reviewing and recommending to the Board any employment and severance arrangements for executive officers, including employment agreements and change-in-control provisions, plans or agreements;
•annually reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board as appropriate;
•overseeing the Company’s engagement efforts with stockholders on the subject of executive compensation;
•overseeing the assessment of risks related to the Company’s compensation policies and programs applicable to officers and team members, and review the results of this assessment;
•annually conducting an assessment of any potential conflicts of interest required to be disclosed and raised by the work of any compensation consultants; and
•overseeing the Company’s human capital programs, including with respect to employee development and retention and workforce diversity and inclusion.

Pursuant to the terms of its charter, the Compensation Committee may delegate its duties and responsibilities to one or more subcommittees, consisting of not less than two members of the Committee.

Compensation Committee Interlocks and Insider Participation

None of the current members of our Compensation Committee is, or has at any time been, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. No directors served on the Compensation Committee in 2023 other than Messrs. Hartnett, Jones, Lynch, Madsen and Ms. Schreiber. Mr. Madsen resigned as a member of the Compensation Committee in connection with his appointment as Interim CEO.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, which met four times in 2023, is currently composed of Mary Egan, Thomas Lynch, Elisa Schreiber and Shawn Taylor, each of whom is a non-employee, independent member of our Board of Directors. Mr. Madsen resigned as a member of the Nominating and Corporate Governance Committee in connection with his appointment as Interim CEO. Ms. Egan serves as Chairman of the Nominating and Corporate Governance Committee. The

Nominating and Corporate Governance Committee operates under a written charter, available on our website at investor.noodles.com/corporate-governance.cfm. The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•developing and recommending to the Board criteria for identifying and evaluating director candidates and periodically review these criteria;
•assessing the contributions and independence of incumbent directors in determining whether to recommend them for re-election;
•identifying and reviewing the qualifications of and recruiting candidates for election to the Board;
•establishing procedures for the consideration of Board candidates recommended for the Committee’s consideration by the Company’s stockholders;
•recommending to the Board the Company’s candidates for election or re-election to the Board at each annual stockholders’ meeting;
•recommending to the Board candidates to be elected by the Board as necessary to fill vacancies and newly created directorships;
•developing and recommending to the Board a set of corporate governance principles, and annually reviewing those principles and recommending changes to the Board as appropriate;
•reviewing directorships at other organizations offered to directors and senior officers of the Company and referring any opportunities that may raise conflicts of interest or other governance concerns to the Board for further discussion, as appropriate;
•overseeing the succession planning process and facilitating discussions with the Board;
•overseeing the Company’s ESG program and strategies;
•making recommendations to the Board concerning the size, structure, composition and functioning of the Board and its committees; and
•recommending committee members and chairpersons to the Board for appointment.

Policy Regarding Stockholder Recommendations

The Company identifies new director candidates through a variety of sources. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, as described below. Stockholders seeking to recommend candidates for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing describing the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director. Please submit this information to the Corporate Secretary, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com.

Stockholders may also propose director nominees by adhering to the advance notice procedure described under “Stockholder Proposals” elsewhere in this Proxy Statement.

Environmental, Social and Human Capital Highlights

People and Benefits

We believe the strength of our workforce is one of the most significant contributors to our success as a brand. This is largely attributed to our team members who strive every day to create an inclusive environment for our guests where they feel welcomed and cared for. Therefore, one of our strategic priorities is to develop people as a differentiator, including investing in the areas of focus discussed below.

We recognize the diversity of our guests, team members and communities, and believe in creating an inclusive and equitable environment that represents a broad spectrum of backgrounds and cultures. Working under these principles, our Human Resources department is tasked with managing employment-related matters, including recruiting and hiring, onboarding and training, compensation and benefit planning, performance management and talent development. Our management and cross-functional teams also work closely to evaluate human capital management issues such as team member retention, workplace safety, harassment and bullying, as well as to implement measures to mitigate these risks.

Our Board of Directors and Board committees provide oversight on certain human capital matters as part of their overall engagement in our ESG and Diversity Equity and Inclusion (“DEI”) practices. Our Compensation Committee, with input from members of management, has responsibility for administering and approving annually certain elements of compensation, including our incentive compensation plans and equity-based plans. Management provides input into the design of our incentive compensation programs to confirm that these programs support the Company’s business objectives and strategic priorities. The annual business plan initially established by management, and approved by our Board, is an important element of our Compensation Committee’s decision-making process for performance measures and goals.

We have demonstrated a history of investing in our workforce by offering competitive salaries and wages. To foster a stronger sense of ownership and align the interests of our team members with stockholders, restricted stock units are provided to eligible team members under our stock incentive programs which we recently expanded to include eligible members of our field and restaurant teams. Additionally, we provide incentive compensation through annual bonus plans for all eligible team members. Furthermore, we offer competitive, targeted and innovative benefits to all eligible team members. This includes comprehensive health, dental and vision insurance coverage, a 401(k) program, paid maternity and paternity leave, immigration assistance, and paid time off.

We continue to innovate our already competitive team member benefits program. Included amongst the benefits we offer are: financial planning services, a GM equity partner program, Noodles Employee Resource Groups, an immigration reimbursement program, and a wellness reimbursement program.

•GM Equity Partner Program. Continuity of our General Managers (“GM”) is directly correlated to the positive financial performance of our restaurants. Our GM Equity Partner Program is designed to reward and motivate our top performers. Twice a year top performing GMs (identified by performance against key financial metrics) are invited into the program and are granted RSUs with a three-year cliff vest. We firmly believe that investing in this key talent will not only drive retention of our leaders, but also will positively impact the financial performance of our operations.

•Noodles Resource Groups. At Noodles, we seek to live our core values every day by working towards creating an inclusive and welcoming environment for all. We are committed to creating a diverse and inclusive culture and have expanded on these efforts by establishing an Inclusion and Diversity Council comprised of our team members and members of our executive team. We continued to build on our progress in this area in 2023. One of the most impactful programs we have in place is Noodles’ versions of Employee Resource Groups, Noodles Resource Groups (“NRG’s”). We introduced two different NRGs in 2022 that are led by executive sponsors and we continued to build on our NRG program in 2023. One group, THRIVE, supports the BIPOC community and their allies. Our second group is PROUD, which supports the LGBTQIA+ community and their allies. These groups are designed to help elevate the voice of these underrepresented populations. These groups also support Noodles by bringing forward key ideas that can help advance the business and identify additional ways for Noodles to improve its community presence by getting involved in various community organizations and events. We have plans to introduce a third NRG in 2024 that will focus on our community of women and their allies.

We continue to focus on how we can offer one of the best workplaces in our industry, and we are proud of these benefits that honor our commitment to inclusion and diversity. In 2023, we were named one of “America's Great Places to Work for Diversity” and “Great Places to Work for Women” by Newsweek. Noodles has been recognized by Forbes as one of America's Best Employers for Diversity in 2021, 2022 and 2023 and one of America's Best Employers for Women in 2021. Additionally, in 2022 and 2023, QSR named Noodles one of the Best Brands to Work For. In 2023 the National Restaurant Association Educational Foundation (“NRAEF”) awarded Noodles with the 2023 Restaurants Advance Leadership Award for our DEI Leadership. This award included a grant that NRAEF would donate to a non-profit organization of our choice. This has led us to a partnership with Momentum Advisory Council / Café Momentum, an organization committed to helping juveniles who have been involved in the judicial system back into society, building life skills that will help them stay out of the judicial system.

We have also earned the “Women in the Lead Certification” for our investment in women-empowering initiatives for our female team members and have proudly partnered with the Multicultural Foodservice & Hospitality Alliance to build cultural intelligence within our teams.

We believe our successes in these areas have lead to our industry leading operations management turnover and corporate office turnover of less than 10% annually.

As of January 2, 2024, we had approximately 7,600 employees, including approximately 600 salaried employees and approximately 7,000 hourly employees. None of our employees are unionized or covered by a collective bargaining agreement, and we consider our current employee relations to be good.

We also have strong female leadership across all areas of our Company including:
•50% of our executive team;
•54% of our operations team; and
•54% of our central support office.

Environment and Community

In October of 2021, we released our first Nourish & Inspire ESG impact report detailing the progress we have made across four important areas of our business: food, people, planet, and community.

We support the communities we serve through fundraising nights in our restaurants, participation in community events and involvement in national fundraising efforts. For example:
•in 2023 we partnered with No Kid Hungry to support programs which provide meals to children in need;
•in 2023 we partnered with Out and Equal to raise funds to support the LGBTQIA+ communities; and
•we hosted fundraising events throughout 2023 in our restaurants to raise funds for our local communities.

Suppliers

Maintaining a high degree of quality in our restaurants depends in part on our ability to acquire fresh ingredients and other necessary supplies that meet our specifications from reliable suppliers. We carefully select suppliers based on quality and their understanding of our brand, and we seek to develop mutually beneficial long-term relationships with them. We work closely with our suppliers and use a mix of forward, fixed and formula pricing protocols. In some cases, we have made efforts to increase the number of suppliers for our ingredients, which we believe can help mitigate pricing volatility. We monitor industry news, trade issues, weather, crises and other world events that may affect supply prices.

PROPOSAL NO. 2—ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to vote, on an advisory basis, to approve the compensation of the named executive officers (“NEOs”) identified in this Proxy Statement.
Stockholders are urged to review the “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Executive Compensation” sections of this Proxy Statement for more information.
We are asking our stockholders to indicate their support for our NEOs’ compensation by voting FOR the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2024 Annual Meeting pursuant to the compensation disclosure rules of the United States Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).”
This is a non-binding advisory vote and, therefore, its outcome does not mandate any particular action. However, our Board and our Compensation Committee will carefully consider the outcome of this vote when making future decisions regarding the compensation of our NEOs. In addition, we expect to hold our next advisory vote to approve the compensation of our named executive officers at the 2025 Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, (“Ernst & Young”), to be the Company’s independent registered public accounting firm for the year ending December 31, 2024, and recommends that the stockholders vote for ratification of such appointment. Ernst & Young has been engaged as our independent registered public accounting firm since 2009. As a matter of good corporate governance, the Audit Committee has requested the Board of Directors submit the selection of Ernst & Young as the Company’s independent registered public accounting firm for 2024 to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection but may nonetheless continue to retain Ernst & Young. Even if the selection Ernst & Young is ratified, the Audit Committee may select another auditor if it determines doing so to be in the best interests of the Company and stockholders. We expect representatives of Ernst & Young to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees
The following table sets forth the aggregate fees for professional services rendered by Ernst & Young for the audit of our financial statements for 2023 and 2022.

	2023	2022
Audit fees (1)	$868,958	$812,163
Audit-related fees (2)	11,500	4,500
Tax fees (3)	—	22,450
All other fees (4)	—	—
Total fees	$880,458	$839,113
_____________________
(1)Audit fees include the aggregate fees billed for each of the last two fiscal years indicated for professional services rendered by Ernst & Young for the audit of our financial statements, audit of internal control over financial reporting, interim reviews, consents and other services related to SEC matters, and related out of pocket expenses, notwithstanding when the services were rendered.
(2)Audit-related fees include the aggregate fees billed for each of the last two fiscal years indicated for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit fees.
(3)Tax fees include the aggregate fees billed for each of the last two fiscal years indicated for professional services and products provided by Ernst & Young for tax compliance, tax advice and tax planning.
(4)All other fees include the aggregate fees billed for each of the last two fiscal years indicated for products and services provided by Ernst & Young, other than the services reported as Audit fees, Audit-related fees or Tax fees.
The Board of Directors adopted a written policy for the pre-approval of certain audit and non-audit services that Ernst & Young provides. The policy balances the need for independence of Ernst & Young while recognizing that in certain situations Ernst & Young may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee. Certain services may also be pre-approved by the Chairman of the Audit Committee under the policy. All of the fees identified in the table above were approved in accordance with SEC requirements and pursuant to the policies and procedures described above.

The Board of Directors recommends a vote FOR the ratification of the appointment of ERNST & YOUNG LLP for the year ending December 31, 2024.

PROPOSAL NO. 4—STOCKHOLDER PROPOSAL REGARDING GREENHOUSE GAS (“GHG”) EMISSIONS DISCLOSURES

The Accountability Board, beneficial owner of at least $25,000 in market value of the Company’s Common Stock held continuously for at least one year prior to October 27, 2023, is the proponent of the following stockholder proposal and has advised that a representative will present this proposal at the Annual Meeting.

Beginning of Stockholder Proposal and Statement of Support:

Dear fellow shareholders,

Significant concerns have arisen about the Board’s oversight of climate change at Noodles & Co.

As background, Noodles has been communicating about its environmental responsibilities for years.

For example, its 2021 “Nourish & Inspire” report quoted EVP and General Counsel, Melissa Heidman, as saying, “In the same way that we care about and nourish our team members, guests, and communities, we believe we have a responsibility to support our planet and contribute to making the future brighter for generations to come.” 1

Ms. Heidman also said the company was “taking steps to measure and reduce our environmental impact across all areas of our business.”

As well, Noodles’ 2022 proxy statement said the Board’s “Nominating and Corporate Governance Committee oversees sustainability (including climate-change).”

But despite the Board’s oversight and Ms. Heidman’s previous statement about measuring and reducing its environmental impact, the company hasn’t disclosed any greenhouse gas (“GHG”) emissions data or measurable targets for reducing emissions, setting it apart from countless other companies which do disclose their emissions and have set measurable reduction targets.

McDonald’s, for example, has joined the United Nations’ Race to Zero campaign, committing to put it “on the path to net zero emissions by 2050” and has extensive disclosures regarding its emissions (and reductions) for Scopes 1, 2, and 3 emissions.

Climate change is, of course, a highly significant (and material) policy matter. And since neither the Board’s oversight of climate change nor the company’s efforts to measure its environmental impacts have thus far led Noodles to disclose either GHG emissions data or measurable goals for reducing them, we think shareholder intervention is now needed.

RESOLVED: Shareholders ask Noodles & Co. to disclose its current GHG emissions, establish and publish targets for measurably reducing them, and regularly report progress meeting those targets.

Thank you.

Contact: NDLS@TABholdings.org
_________________________
1 Using essentially identical language, a January 2022 company press release also quoted Chief Marketing Officer, Stacey Pool, as saying, “In the same way that we care about and nourish our team members, guests, and communities, we believe we have a responsibility to support our planet and contribute to making the future brighter for generations to come.”

COMPANY RESPONSE TO STOCKHOLDER PROPOSAL

The Board of Directors has carefully considered the above proposal and believes that it is not in the best interests of the Company and our stockholders. Consequently, the Board of Directors unanimously recommends a vote AGAINST the proposal.

The proposal may hinder our ability to assess the impact of regulatory developments.
On March 6, 2024, the SEC adopted final rules to enhance and standardize climate-related disclosures by public companies (the “Final Climate Rules”). The Final Climate Rules require all publicly traded companies to disclose, among other things: material climate-related risks, activities to mitigate or adapt to such risks, information about the company’s board of directors’ oversight of climate-related risks and management’s role in managing material climate-related risks, and information on any climate-related targets or goals that are material to a company’s business, results of operations, or financial condition. The Final Climate Rules also require disclosure of Scope 1 and/or Scope 2 GHG emissions on a phased-in basis by certain larger registrants when those emissions are material, but specifically exempt smaller reporting companies (like the Company is currently) from this disclosure requirement. We believe that it is important to take time to thoroughly understand the Final Climate Rules to help guide and align our future reporting and disclosure on climate, including any future voluntary disclosure of the Company’s emissions data. We do not believe it would be in the best interest of the Company and its stakeholders to expend resources towards the proponent’s requested actions now, while we are working to understand the full implications of the SEC’s Final Climate Rules. We believe this approach will allow us to comply with the Final Climate Rules and provide disclosures consistent with other smaller reporting companies in our industry.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of January 2, 2024, about shares of common stock that may be issued under our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options and warrants (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	3,500,591	$12.36	3,768,545
Equity compensation plans not approved by security holders	—	—	—
Total	3,500,591	$12.36	3,768,545
______________________________
(1)Includes in column (a) 661,826 shares of Class A common stock issuable upon exercise of options outstanding under the Company’s Stock Incentive Plan and 2,838,765 gross number of shares of Class A common stock underlying outstanding restricted stock units (“RSUs”). The shares underlying the outstanding RSUs are not included in the calculation of the Weighted-Average Exercise Price in column (b). Includes in column (c) 3,357,131 shares of Class A common stock available for issuance upon exercise of future grants under the Company’s Stock Incentive Plan and 411,414 shares of Class A common stock available for future issuance under the Company’s Employee Stock Purchase Plan. Material features of the Company’s Stock Incentive Plan and Employee Stock Purchase Plan are set forth in Note 9, Stock-Based Compensation and Note 11, Employee Benefit Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 2, 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of Class A and Class B of our common stock as of March 20, 2024 for:
•each stockholder known by us to be the beneficial owner of more than 5.0% of any class of our outstanding shares of common stock;
•each of our directors and director nominees;
•each of our named executive officers; and
•all of our directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership in the following table is based on 45,309,984 shares of common stock outstanding as of March 20, 2024 (all of which were Class A common stock), unless otherwise indicated in the footnotes below. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of March 20, 2024. Under the SEC rules, we did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021.

	Shares of Common Stock Beneficially Owned
	Shares	Percent
Name and Address of Beneficial Owner

Stockholders owning more than 5%
Entities affiliated with Mill Road Capital (1)	7,017,246	15.5%
Hoak Public Equities, LP (2)	3,787,058	8.4%
Nantahala Capital Management, LLC (3)	3,744,571	8.3%
BlackRock, Inc. (4)	2,723,664	6.0%
The Vanguard Group (5)	2,397,075	5.3%
Royce & Associates, L.P. (6)	2,381,489	5.3%

Named Executive Officers and Directors
Drew Madsen	144,352	*
David Boennighausen	236,082	*
Mike Hynes	—	*
Carl Lukach	13,808	*
Brad West (7)	155,740	*
Stacey Pool (8)	99,380	*
Melissa Heidman (9)	118,914	*
Mary Egan	69,412	*
Robert Hartnett	157,058	*
Jeff Jones (10)	154,473	*
Elisa Schreiber	57,620	*
Shawn Taylor	58,051	*

All Executive Officers and Directors as a Group (14) (11)	1,200,174	2.6%
    *        Indicates ownership of less than one percent.
__________________________
(1)Based on the information included in the most recently available Schedule 13D/A filed with the SEC on September March 15, 2023 and a Form 4 filed with the SEC on November 21, 2023 reflects the securities beneficially owned, or that may be deemed to be beneficially owned by Mill Road Capital III, L.P. the Fund III, Mill Road Capital III GP LLC (the “GP III”), Mill Road Capital II, L.P. (the “Fund II”), Mill Road Capital II GP LLC (the “GP II”). Each of the Fund III and GP III, the sole general partner of Fund III, have sole voting and dispositive power over 2,266,143 shares. Each of the Fund II and GP II, the sole general partner of Fund II, have sole voting and dispositive power over 4,699,148 shares. Mr. Thomas E. Lynch is a management committee director of both GPII and GP III. Each of Mill Road and Mill Road GP disclosed having sole voting power and sole dispositive power over 51,955 shares of our Class A common stock, and Mr. Lynch disclosed having shared voting power and shared dispositive power over 7,017,246 shares of our Class A common stock. Mr. Lynch disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The principal business address of each such person is 382 Greenwich Avenue, Suite One, Greenwich, CT 06830.
(2)Based on the information as of August 15, 203 included in the most recently available Schedule 13D/A filed with the SEC on August 17, 2023, which reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by Hoak Public Equities, L.P., Hoak Fund Management, L.P. and Hoak & Co. (“Hoak”). Hoak disclosed having sole voting and sole dispositive power over 3,054,405 shares. J. Hale Hoak disclosed having sole voting and dispositive power over 3,290,368 shares which included the Hoak shares, 85,963 shares held directly by J. Hale Hoak and 150,0100 shares held by the Zierk Family 2010 Irrevocable Trust, of which J. Hale Hoak serves as trustee. James M Hoak Jr disclosed having sole voting and sole dispositive power over 3,551,095 shares which included the Hoak shares and 469,690 shares held in the James M Hoak Jr IRA.The principal address of Hoak and each such person is 3963 Maple Avenue, Suite 450, Dallas, TX 75219.
(3)Based on the information as of December 31, 2023 included in the most recently available Schedule 13G filed with the SEC on February 14, 2024, which reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by Nantahala Capital Management, LLC (“Nantahala”). Nantahala disclosed having shared voting and shared dispositive power over 3,744,571 shares. The principal address of Nantahala is 130 Main St, 2nd Floor, New Canaan, CT 06840.
(4)Based on the information as of December 31, 2023 included in the most recently available Schedule 13G/A filed with the SEC on January 29, 2024, which reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by BlackRock,

Inc. (“BlackRock”). BlackRock disclosed having sole voting power over 2,704,063 shares and sole dispositive power 2,723,664 shares. The principal address of BlackRock is 50 Hudson Yards, New York, NY 10001.
(5)Based on the information as of December 29, 2023 included in the most recently available Schedule 13G filed with the SEC on February 13, 2024, which reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by The Vanguard Group. The Vanguard Group disclosed having shared voting power over 65,345 shares, sole dispositive power over 2,319,060 shares and shared dispositive power over 78,015 shares. The principal address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.
(6)Based on the information as of December 31, 2023 included in the most recently available Schedule 13G filed with the SEC on January 24, 2024, which reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by Royce & Associates, L.P. (“Royce”). Royce disclosed having sole voting and sole dispositive power over 2,381,489 shares. The principal address of Royce is 745 Fifth Avenue, New York, NY 10151.
(7)Includes options to purchase 49,125 shares of our Class A common stock which will be exercisable within 60 days of March 20, 2024.
(8)Includes options to purchase 16,834 shares of our Class A common stock which will be exercisable within 60 days of March 20, 2024.
(9)Includes options to purchase 48,187 shares of our Class A common stock which will be exercisable within 60 days of March 20, 2024.
(10)Includes options to purchase 8,606 shares of our Class A common stock which will be exercisable within 60 days of March 20, 2024.
(11)Includes options to purchase 207,986 shares of our Class A common stock which will be exercisable within 60 days of March 20, 2024.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the outstanding shares of the Company's common stock, to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons, the Company believes that during fiscal year 2023,all reporting persons filed the required reports under Section 16(a) on a timely basis, except for one late Form 4 for Mill Road Capital III, L.P., due to an administrative error.

EXECUTIVE OFFICERS
Executive Officer Composition and Diversity
The Company has focused on increasing diversity, including within its management team and has made significant progress towards this goal. With respect to our management team, four of our executives are women and one of our executives is a member of the LGBTQIA+ community.
Set forth below are our executive officers, including related biographical information.

Name	Age (1)	Position
Drew Madsen	67	Chief Executive Officer
Mike Hynes	48	Chief Financial Officer
Stacey Pool	47	Chief Marketing Officer
Brad West	66	Chief Operating Officer
Melissa Heidman	56	Executive Vice President, General Counsel and Secretary
Corey Kline	46	Executive Vice President, Technology
Kathy Lockhart	59	Chief Accounting Officer
Sue Petersen (2)	59	Executive Vice President, Inclusion, Diversity and People
_____________
(1)As of March 20, 2024
(2)Ms. Peterson will be retiring in April 2024.

Biographical information regarding Drew Madsen is described under “Nominees for Election as Class II Directors.” Mr. Madsen became the Company’s interim CEO in November 2023. In March 2024, Mr. Madsen was appointed CEO.

Mike Hynes has served as our Chief Financial Officer since July 2023. Prior to joining Noodles, Mike was Vice President of Finance and Accounting for Ruth’s Chris, one of the largest fine-dining steakhouse concepts in the United States from 2020 to July of 2023. In this role, he helped lead the investor relations function, oversaw strategic financial planning and analysis, was responsible for budgeting, forecasting, sales and restaurant expense analysis, and new restaurant financial site evaluation. Additionally, he continued to oversee accounting and financial reporting as well as treasury. He also held several roles in finance and accounting since joining Ruth’s Hospitality Group in 2008. Before joining Ruth’s Chris, he held managerial positions in several accounting firms, including RSM and Deloitte, where he started his career in 1998. Mr. Hynes is a Certified Public Accountant, holds a Bachelor of Science in Business Administration: Accounting from Auburn University as well as Master of Accountancy from The University of Georgia.

Stacey Pool has served as our Chief Marketing Officer since December 2019. Prior to joining the Company, Stacey held a variety of leadership roles at Vail Resorts, Inc., a publicly held resort management company, including Sr. Vice President of Season Pass Marketing, from April 2019 through November 2019, Chief of Staff to the CEO, from June 2018 through April 2019, and Vice President of Digital Experience, from October 2014 through June 2018. During her time at Vail Resorts, Ms. Pool was responsible for leading and executing marketing campaigns for the Epic Pass brand and delivering the strategic vision for the Vail Resorts digital experience. Her specific responsibilities as Sr. VP of Marketing included the development of the season pass marketing plan, understanding and influencing guest behavior in order to drive repeat visitation, and ongoing analysis of the season pass business. Additionally, during her time there, she was hired as the Chief of Staff to the CEO where she managed executive communication and deliverables for the most strategic company initiatives. Before joining Vail Resorts, Ms. Pool was at Nike, Inc., where she defined the vision and strategy for the NIKEiD.com digital experience. Prior to Nike, she worked in consulting at Accenture, where she supported both Verizon Wireless and Qwest Communications. Stacey holds a Bachelor of Science in Business Administration from the University of Arizona.
Brad West has served as our Chief Operating Officer since March 2021. Prior to that time, he served as Executive Vice President of Operations from September 2017 to February 2021. Mr. West has an extensive background in leading and directing company and franchise operations, including training in the restaurant industry over the past 40 years. Prior to joining us, he served as Vice President, Operations of Smoothie King Franchises, Inc. from 2014 through August 2017, whose principal business was the sale of smoothies and retail merchandise including vitamins, minerals, protein powders and power bars. Prior to that role, he was Chief Operating Officer of ACG Pizza Partners LLC, and he had earlier spent 15 years at Einstein’s, most recently as Senior Vice President, Non-Traditional Business, where he was responsible for the operations, development and growth of over 250 Einstein Bros. Bagels license locations. Mr. West also held key operational roles at CEC Entertainment, Inc., Applebee’s International, Inc. franchise groups and S&A Restaurant Corporation.

Melissa Heidman has served as Executive Vice President, General Counsel and Secretary since June 2018. Prior to that time, she served as Associate General Counsel from August 2011 to September 2015, as Vice President and Associate General Counsel from September 2015 until December 2017 and as Vice President, Acting General Counsel and Secretary from December of 2017 until June 2018. Prior to joining Noodles & Company, Ms. Heidman was Special Counsel in the law firm of Berg Hill Greenleaf & Ruscitti. She began her legal career serving as a Law Clerk for the District Court of Iowa, the Iowa Supreme Court and, later, as Law Clerk and Staff Attorney for the Superior Court of Guam. Ms. Heidman received a BA in Political Science from the University of Iowa and received a J.D. from Drake University Law School.

Corey Kline has served as Executive Vice President, Technology since March 2021. He joined Noodles in September 2011 as Director of IT and assumed responsibility as Vice President of IT in July 2016, a position he held through February 2021. Prior to joining Noodles, Corey worked at Famous Dave’s from March 2007 through September 2011 where he was Enterprise Applications and Risk Manager. Prior to his time in the restaurant industry Corey worked as a technology audit professional at Jefferson Wells from October 2005 to March 2006 and as a telecom technology consultant at Accenture from April 2001 to October 2005 and as a software engineer at IBM from June 2000 through April 2001. Corey earned a BA in Mathematics with a minor in Computer Science and emphasis in Secondary Education from Luther College.
Kathy Lockhart has served as our Chief Accounting Officer since August 2020. Prior to that time, she served as Vice President and Controller from August 2006 to July 2020. Prior to joining Noodles, Ms. Lockhart served as the Vice President and Controller of several public and private restaurant and retail companies, including Einstein’s, Boston Market, VICORP (parent company of Village Inn and Bakers Square restaurants) and Ultimate Electronics. She received a BA degree in Business Administration and Political Science from Western Colorado State University, and she is a CPA and CGMA.
Sue Petersen has served as Executive Vice President, Inclusion, Diversity and People since March 2021. Sue joined Noodles in February 2015 as Director of Field Talent. She was promoted to Vice President of Human Resources (“HR”) Talent in January 2016 and assumed responsibility as Vice President of Human Resources in January 2018 until her promotion in March 2021. Prior to joining Noodles, Sue worked at Walgreens from June 2009 through December 2014 where she was Regional Field HR Director for the western region providing HR leadership for 2,200 pharmacy retail locations. Prior to Walgreens, Sue worked at Quiznos from 2007 to 2009 as Director of HR. Additionally, earlier in her career, Sue worked for Rock Bottom Restaurants from 2005 to 2007 overseeing HR for the Old Chicago Brand and worked at Chipotle from 1998 to 2005 as an HR manager helping to grow the brand from 16 locations to over 500. Sue began her restaurant career working in operations with Ruby Tuesday. Sue received a BA in Business Management with an emphasis in HR and minor in business communications from the University of Northern Iowa.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee (the “Committee”) has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of NEOs for 2023, who were:

Name	Title
Drew Madsen (1)	Chief Executive Officer
Dave Boennighausen (2)	Former Chief Executive Officer
Mike Hynes (3)	Chief Financial Officer
Carl Lukach (4)	Former Chief Financial Officer
Stacey Pool	Chief Marketing Officer
Brad West	Chief Operating Officer
Melissa Heidman	Executive Vice President, General Counsel and Secretary
______________________
(1) Drew Madsen became our interim Chief Executive Officer in November 2023 and our Chief Executive Officer in March 2024.
(2) Dave Boennighausen was our Chief Executive Officer until November 2023.
(3)Mike Hynes became our Chief Financial Officer in July 2023.
(4)Carl Lukach was our Chief Financial Officer until June 2023.
Executive Summary
Performance Highlights
During 2023, total revenue decreased 1.2% to $503.4 million from $509.5 million. Adjusting for the impact of the 53rd week in 2022, total revenue increased $3.0 million in 2023, or 0.6%. The Company’s revenue growth was driven by 18 new company-owned restaurants, our largest number of openings since 2016. During 2023, we saw a decline in restaurant level traffic, and correspondingly in comparable restaurant revenue, that we believe was at least partially due to consumer response to price increases taken early in the year. We have taken action to address this response by limiting future price increases to the amount required to cover inflationary pressure, implementing the required price increase with greater sensitivity to elasticity on a market to market, dish by dish basis and continuing to offer value-oriented options for our guests.
During 2023, Adjusted EBITDA(1) increased by 11.3% to $33.0 million from $29.7 million driven primarily from a more favorable cost environment and Company cost savings initiatives. The commodity markets underlying our cost of food improved substantially, particularly in regards to the price of chicken. Throughout these periods of volatility, we have continued to work with our suppliers for ongoing supply chain efficiencies, including managing food waste and adding additional suppliers as necessary. In 2023, wage inflation decelerated as we progressed throughout the year. We continue to focus on our hiring process and retaining existing employees, in addition to maximizing efficiencies of labor hour usage per restaurant.

We believe Noodles is a differentiated brand with an opportunity to be a robust business going forward. We are focused on five strategic priorities to capture this opportunity. Our first area of focus is strengthening operational excellence, with an increased focus on the dimensions of our guest experience that correlate most strongly with traffic growth. Second, a multi-phase menu transformation to stimulate increased guest desire that reflects our new culinary identity of “contemporary comfort kitchen.” Third, building a long-term strategy for growing our catering business. Fourth, leveraging our digital capabilities including our new digital menu boards, customer data platform, the Noodles app and the rewards program to grow our guest base and deliver personalized, targeted marketing. Finally, fortifying our financial position by reducing capital expenditures, slowing new unit growth, researching lower cost restaurant prototypes and capturing increased efficiencies across the business. We believe that focusing on these priorities will allow the brand to resonate with our guests and lead to sustainable long-term, top-line momentum and profitable growth.

____________________________
(1)Adjusted EBITDA is a non-GAAP measure. Reconciliation of net income (loss) to adjusted EBITDA is included in the accompanying financial data. See “Appendix A.”

Executive Transitions

During July 2023, the Company hired Mike Hynes as Chief Financial Officer after Carl Lukach’s resignation in May 2023. Mr. Hynes brings a breadth of experience to the team with significant public company and restaurant experience.

In November 2023 the Company appointed Drew Madsen, a Director since 2017, as Interim Chief Executive Officer at which time Dave Boennighausen’s employment with the Company terminated. Mr. Madsen served in the Interim Chief Executive Officer role until March 2024 at which time he was appointed as Chief Executive Officer. Mr. Madsen has a wealth of restaurant experience with a focus on operations and brand development.

Executive Compensation Highlights
Our executive compensation program is designed around a “pay-for-performance” philosophy and includes the following elements: base salary, annual cash bonus opportunity, and equity-based long-term incentives (“LTIs”) awarded in the form of both restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) based on relative total shareholder return (“ Relative TSR”), each described in more detail in this CD&A. The majority of each NEO’s 2023 target total direct compensation (“TDC”) was comprised of variable elements, a significant portion of which are equity-based LTI compensation, as illustrated in the following charts:
The charts above are based upon the following: annualized base salary at 2023 year-end; 2023 target bonus; and the target grant-date fair value of 2023 annual LTI awards for Mr. Boennighausen and on average for the other NEOs. The other NEOs above consist of Mr. Lukach, Ms. Pool, Mr. West and Ms. Heidman. The charts above exclude Messrs. Madsen and Hynes who were appointed to their current roles in March 2024 and July 2023, respectively.

2023 NEO compensation included the following:
•Annual Bonus Achievements: Our 2023 annual bonus program was based on Adjusted EBITDA1 performance (weighted 70%), Company Same Store Sales achievement (“SSS”) (weighted 15%), and System-wide New Restaurant Operating Weeks (“NROW”) (weighted 15%).
•
▪The Company did not achieve the threshold goals for each of these measures, resulting in no bonuses earned by any of the NEOs for 2023.

1 We define Adjusted EBITDA as net income (loss) before net interest expense, provision (benefit) for income taxes, depreciation and amortization, restaurant impairments, loss on disposal of assets, net lease exit costs (benefits), loss on sale of restaurants, severance and executive transition costs and stock-based compensation.

2 We define SSS as year-over-year growth in sales for restaurants open at least 18 full periods.

•Long-Term Equity Incentives:
◦In 2023, the Compensation Committee granted LTIs to the NEOs through a combination of PSUs and RSUs. Consistent with our pay for performance approach, the Compensation Committee maintained the weighting on PSUs at 60%, and the weighting on RSUs at 40% of target LTI. For 2023, the number of PSUs earned will be based on the Company’s three-year Relative TSR versus a comparison group of restaurant companies.

◦2023 was the last year of the three-year performance period for the PSUs granted in 2021, which could be earned in an amount ranging from 0% to 200% of the target number of PSUs based on performance versus goals for SSS Growth (weighted 33.3%), Adjusted EBITDA (weighted 33.3%), and Relative TSR (weighted 33.3%). . Based on actual performance versus the goals, payout for these PSUs was 30.6% of the target number of PSUs based on the SSS Growth metric (91.7% of target payout), below threshold achievement on the Adjusted EBITDA metric ( 0% payout), and below threshold achievement on the relative TSR metric (0% payout). See “2021-2023 Financial PSUs” on page 34 for further detail.

For additional information on non-GAAP measures, including reconciliations to the most directly comparable GAAP financial measures, see page 30 of our Annual Report on Form 10-K for the fiscal year ended January 2, 2024.
Compensation Governance Highlights
Our executive compensation practices are intended to be straightforward, transparent and reflective of modern notions of strong corporate governance. Our commitment to strong corporate governance can be understood by reviewing the following list of what we do and do not do:

What We Do:		What We Do Not Do:

✔	A substantial portion of our executive pay is tied to performance.	x	We do not provide “single-trigger” cash severance upon a change in control.
✔	For all NEOs, currently 60% of our ongoing LTI compensation program is granted in the form of PSUs, which vest based on the achievement of three-year Relative TSR	x	We do not provide “single-trigger” vesting acceleration of outstanding equity awards upon a change in control.
✔	Our Compensation Committee retains a nationally recognized, independent compensation consultant who provides no other services to the Company.	x	We do not provide golden parachute excise tax or other tax gross-ups.
✔	We require our NEOs and directors to acquire and maintain meaningful ownership of our stock to ensure their interests are closely aligned with the long-term financial interests of our stockholders.	x	We do not provide significant perquisites or maintain supplemental executive retirement plans.
✔	We have a robust compensation recovery (“clawback”) program comprised of a Dodd Frank compliant policy as well as a discretionary policy.	x	We prohibit our NEOs and directors from hedging and pledging Company stock.
✔	We require our NEOs to enter into reasonable non-competition and non-solicitation covenants.
Stockholder Advisory (Non-Binding) Vote on Executive Compensation

At our 2023 annual meeting of stockholders, we held our fourth annual advisory vote on executive compensation (“say-on-pay”), for which 89% of the votes cast were to approve our NEO compensation. The Compensation Committee interprets the favorable 2023 vote as an endorsement of our compensation programs and practices, and no changes were made to our executive compensation programs as a result of the 2023 vote outcome. We routinely conduct shareholder outreach throughout the year through several forums and with the use of our investor presentations, including restaurant and consumer focused investor conferences led by Wall Street equity analysts, particularly those analysts who have coverage on our Company, non-

deal equity roadshows with the support of our Wall Street equity analysts, and post-earnings discussions with individual or a consortium of our stockholders. During these outreach discussions, we focus on key areas of the business performance and other issues that are important to them, including executive compensation, governance issues as well as social and sustainability practices. We provide a summary of our shareholder feedback to our Board and its Committees regularly, and we strive to enhance our governance and sustainability practices as well as to provide more robust disclosures.

The Compensation Committee will continue to consider the outcome of the Company’s say‑on‑pay votes and direct feedback from stockholders when making future compensation decisions for the NEOs.
Objectives of our Compensation Program
The primary objectives of our compensation programs are to:
•Attract and retain highly skilled executives. Our compensation philosophy is to provide competitive target TDC opportunities based upon then-current market data for equivalent positions at similarly-situated companies. Actual compensation earned may be above or below the target level based on performance along the metrics of the incentive compensation programs.
•Link compensation earned to achievement of the Company’s short-term and long-term financial and strategic goals. The majority of each NEO’s compensation opportunity is variable and tied to the achievement of pre-established performance objectives and/or the performance of our stock.
•Align the interests of management with those of our stockholders. A substantial portion of NEO compensation is in the form of equity-based incentives, subject to multi-year vesting schedules. In addition, we have robust stock ownership guidelines that require our NEOs to acquire and maintain a meaningful ownership position in our stock.
•Adhere to high standards of corporate governance. Our program has appropriate balances between fixed and variable, short-term and long-term, and cash and equity components to mitigate compensation-related risks. Our compensation-related policies such as stock ownership guidelines, clawback policy, anti-hedging policy and anti-pledging policy further support strong governance principles.
Compensation Decision-Making Process
Role of Compensation Committee and Management
The Compensation Committee, with input from certain members of management, has responsibility for administering and approving annually all elements of compensation for the Company’s NEOs. It also reviews and approves the Company’s incentive compensation plans and equity-based plans.
Management provides input into the design of incentive compensation programs to provide that these programs support the Company’s business objectives and strategic priorities. With respect to performance measures and goals, the annual business plan initially established by management, but approved by our Board, is an important input into the Compensation Committee’s decision-making process. In addition, our CEO works with the Compensation Committee and its independent consultant to develop recommendations for pay levels for executives other than himself, based on competitive market data, past performance and future potential. As appropriate, certain members of the senior management team attend Compensation Committee meetings but are not present for executive sessions. The CEO’s compensation is discussed and approved during executive sessions of the Compensation Committee and Board without the CEO present. The Compensation Committee makes all final decisions with respect to compensation of our NEOs.
Role of Consultants
The Compensation Committee has engaged FW Cook as its independent executive compensation advisor. FW Cook consults on compensation levels and program design in support of our business strategy, and alerts the Compensation Committee to regulatory and governance developments related to executive compensation. A representative of FW Cook, when requested, attends meetings of our Compensation Committee, is available to participate in executive sessions and communicates directly with our Compensation Committee Chairman or Committee members outside of meetings. FW Cook reports directly to the

Compensation Committee and does no work for management that is not under the Compensation Committee’s purview. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and Nasdaq listing standards and concluded that no conflicts of interest exist.

Peer Group Benchmarking
The Compensation Committee selected the following companies as our peer group for purposes of conducting a competitive compensation analysis in October of 2022 that informed decisions on 2023 pay opportunities:

BBQ Holdings	Krispy Kreme
BJ’s Restaurants, Inc.	ONE Group
Chuy’s Holdings, Inc.	Potbelly Corporation
Dave & Buster’s	Red Robin Gourmet Burgers, Inc.
El Pollo Loco Holdings, Inc.	Ruth’s Hospitality
Fiesta Restaurant Group, Inc.	Shake Shack Inc.
Sweetgreen
As noted in the Company’s 2023 Proxy, the Committee approved minor changes to the compensation peer group during the October 2022 analysis, which included the removal of Cheesecake Factory and Del Taco and the addition of Krispy Kreme and Sweetgreen.

As of October 2022 (when the competitive analysis was conducted to inform decisions on 2023 pay opportunities), the 25th, 50th, and 75th percentiles for various size metrics of the peer group, and the size metrics and related percentile of Noodles & Company, were as follows:

	Latest Four Quarters Revenue ($mil)	Most Recent Fiscal Year Total Team Members	Market Cap. At 9/30/22 ($mil)
75th Percentile	1202	13,783	1,564
50th Percentile	459	5,500	494
25th Percentile	412	4,527	202
Noodles & Company	484	8,000	215
%-ile Rank	58th%-ile	62nd%-ile	27th %-ile
The peer group data was used by the Compensation Committee to inform decisions for all NEO compensation and in making decisions regarding the form and amount of LTI compensation granted in 2023.
A competitive compensation analysis was conducted in early 2024 to inform pay decisions for fiscal 2024. At that time, the Committee approved minor changes to the compensation peer group, which included the removal of BBQ Holdings, which was acquired by MTY Food Group, and the addition of First Watch.

Compensation Components
The principal elements of target TDC for our NEOs are base salary, annual cash bonus opportunities, and equity-based LTI awards. Each of the components is discussed below.
Base Salary
Base salaries provide a minimum level of pay that reflects each NEO’s position and scope of responsibility, individual performance, and future potential, as demonstrated over time. Base salaries are re-evaluated annually to determine whether adjustments are appropriate given changes in the market data or in executive responsibilities. Our CEO makes recommendations to the Compensation Committee with respect to changes to the base salary of our NEOs, other than himself. Our Compensation Committee determines and approves any changes to the base salaries of our CEO and our other NEOs. In early 2023, Mr. Boennighausen, Mr. Lukach, Ms. Pool, Mr. West and Ms. Heidman received increases in their annual salaries consistent with the Company’s merit increase allocation, and to better align with competitive salary rates for similarly-situated executives at peer restaurant companies. In June 2023, Mr. Hynes was hired to serve as the Company’s Chief Financial Officer and in November 2023, Mr. Madsen was appointed to serve as the Company’s Interim Chief Executive Officer. Mr. Madsen thereafter was appointed as the Company’s Chief Executive Officer in March 2024.

Name	2022 Annual Salary	2023 Annual Salary	% Change
Dave Boennighausen	$650,000	$669,500	3.0%
Drew Madsen	$—	$669,500	n/a
Carl Lukach	$385,000	$396,500	3.0%
Mike Hynes	$—	$350,000	n/a
Stacey Pool	$360,000	$370,800	3.0%
Brad West	$360,000	$370,800	3.0%
Melissa Heidman	$328,640	$338,500	3.0%

Performance-Based Annual Cash Bonus
Our annual cash bonus program is designed to reward annual accomplishments against pre-established financial and strategic goals. For 2023, each NEO, other than Mr. Madsen, had a bonus opportunity, expressed as a percentage of current base salary. As interim CEO, Mr. Madsen did not participate in our annual bonus program for 2023. For achievement of threshold performance goals, earned bonus tied to Adjusted EBITDA may be earned at 50% of target and earned bonus tied to SSS Growth and NROW, may be earned at 25% of target. Performance below threshold would result in no bonus paid for a given performance measure. For achievement of maximum performance goals, earned bonuses may be earned at 200% of target for all measures. 2023 target bonuses as a percentages of base salary for each NEO are summarized in the table below:

as % of Base Salary
Name	Target
Dave Boennighausen	100%
Carl Lukach	75%
Mike Hynes	75%
Stacey Pool	75%
Brad West	75%
Melissa Heidman	50%
For NEOs, the 2023 actual bonus was based on achievement of Company financial performance measured by Adjusted EBITDA (70% weight), SSS Growth (15% weight), and achievement of NROW (15% weight) approved in advance by the Compensation Committee. The Compensation Committee selected Adjusted EBITDA, SSS Growth and NROW as the annual bonus program performance measures because they represent the clearest measures of our operational performance and they generally allow for over achievement to be self-funded. Compared to the performance measures and weightings used in the 2022 annual bonus program, the Committee decided to increase the weighting on Adjusted EBITDA from 50% to 70% and reduce the weighting on SSS Growth from 25% to 15%, to emphasize the importance of profitability in 2023. The Compensation Committee eliminated the Individual Objectives component (weighted 25% in 2022) and instead used NROW (weighted 15%) to galvanize the team around a common strategic objective for 2023 of opening new restaurants in a timely manner, which the Committee determined to be important to the Company’s future growth and profitability.

The Committee established a target range of Adjusted EBITDA rather than a single point for which bonus payouts would be 100% of target for that component. The threshold, target, and maximum Adjusted EBITDA, SSS Growth goals and NROW, along with our actual performance in 2023, are outlined in the following table:

Measure	Threshold	Target	Maximum	Actual	Unweighted % of Target Bonus Earned
Adjusted EBITDA ($mil) (weighted 70%)	$45.0	$52.0	$62.5	$33.0	—%
Same Store Sales Growth (weighted 15%)	2.0%	6.0%	15.0%	(1.9)%	—%
New Restaurant Operating Weeks (weighted 15%)	674	749	824	422	—%

Because actual performance was below the threshold for each measure, no bonuses were earned by the NEOs.

Ongoing Long-Term Equity Incentives
The Committee’s approach to providing long-term incentives and rewarding achievement of financial goals includes granting a combination of PSUs and RSUs. In 2023, consistent with our pay for performance philosophy, the Committee maintained the weighting on PSUs at 60% and the weighting of RSUs at 40% of target LTI.

The PSUs granted to NEOs in 2023 for the 2023-2025 performance period are based on Relative TSR, (the “Relative TSR PSUs”). The Committee selected this single performance metric in order to emphasize and motivate shareholder value creation relative to other restaurant companies.

The Relative TSR PSUs may be earned from 50% of target for achievement of threshold performance to 200% of target for achievement of maximum performance, according to the following percentile ranks:

Performance Level	Relative TSR Percentile Rank	Payout (% of Target PSUs)
Maximum	>=85th percentile	200%
Target	55th percentile	100%
Threshold	25th percentile	50%
Below Threshold	<25th percentile	0%
Payout is linearly interpolated for performance between levels. If performance is below the 25th percentile threshold, no Relative TSR PSUs are earned. Payouts are capped at 100% of target if Noodles & Company’s absolute TSR over the three-year performance period is negative. In addition, the maximum value that may be earned per target share for the Relative TSR PSUs is eight times the target value. Earned shares, if any, are subject to an additional one-year post-vesting holding requirement.

For the Relative TSR PSUs granted in 2023, three-year TSR for Noodles & Company will be measured relative to the following 29-company comparator group, which represents the Russell 3000 Restaurants Sub-Industry (GICS code 25301040), excluding Aramark; in addition to NDLS:

BJ’s Restaurants, Inc. (NasdaqGS:BJRI)	Kura Sushi USA, Inc. (NasdaqGM:KRUS)
Bloomin' Brands, Inc. (NasdaqGS:BLMN)	McDonald's Corporation (NYSE:MCD)
Brinker International, Inc. (NYSE:EAT)	Papa John's International, Inc. (NasdaqGS:PZZA)
Chipotle Mexican Grill, Inc. (NYSE:CMG)	Portillo's Inc. (NasdaqGS:PTLO)
Chuy's Holdings, Inc. (NasdaqGS:CHUY)	Ruth's Hospitality Group, Inc. (NasdaqGS:RUTH)
Cracker Barrel Old Country Store (NasdaqGS:CBRL)	Shake Shack Inc. (NYSE:SHAK)
Darden Restaurants, Inc. (NYSE:DRI)	Starbucks Corporation (NasdaqGS:SBUX)
Dave & Buster's Entertainment, Inc. (NasdaqGS:PLAY)	Sweetgreen (NYSE:SG)
Denny's Corporation (NasdaqCM:DENN)	Texas Roadhouse, Inc. (NasdaqGS:TXRH)
Dine Brands Global, Inc. (NYSE:DIN)	The Cheesecake Factory (NasdaqGS:CAKE)
Domino's Pizza, Inc. (NYSE:DPZ)	The ONE Group Hospitality, Inc. (NasdaqCM:STKS)
El Pollo Loco Holdings, Inc. (NasdaqGS:LOCO)	The Wendy's Company (NasdaqGS:WEN)
First Watch Restaurant Group, Inc. (NasdaqGS:FWRG)	Wingstop Inc. (NasdaqGS:WING)

Jack in the Box Inc. (NasdaqGS:JACK)	Yum! Brands, Inc. (NYSE:YUM)
Krispy Kreme, Inc. (NasdaqGS:DNUT)

The target number of RSUs awarded is determined by dividing the intended grant value by the closing price per share of Noodles & Company common stock on the date of grant. The target number of Relative TSR PSUs is determined by dividing the intended grant value by the Monte Carlo value per target share as of the grant date.

2021-2023 Financial PSUs

2023 was the last year of the three-year performance period for the PSUs granted in 2021, which were eligible to be earned based on three-year System-Wide Comparable Restaurant Sales Growth (weighted 33.3%), three-year cumulative Adjusted EBITDA (weighted 33.3%), and three-year Relative TSR (weighted 33.3%). The actual payout was 45.8% of the target number of shares based on the following achievement versus target goals:

Measure	Threshold	Target	Max	Actual	Payout (% of Target PSUs)
3-Year System-Wide Comparable Restaurant Sales Growth (CAGR) (weighted 33.3%)	5.0%	8.5%	10.0%	8.1%	91.7%
3-year Cumulative Adjusted EBITDA ($mil.) (weighted 33.3%)	$135	$150	$175	$108.1	0%
3-Year Relative TSR (weighted 33.3%)	25[t]h Percentile	55th Percentile	85th Percentile	<25th Percentile	0%

Employment Agreements

Mike Hynes. The Company appointed Mike Hynes as its Chief Financial Officer effective as of July 24, 2023. In connection with his appointment as Chief Financial Officer, the Company entered into an offer letter with Mr. Hynes, which provides that Mr. Hynes receives the following compensation and benefits as Chief Financial Officer: (i) an annual base salary of $350,000; (ii) an annual bonus opportunity with a target amount equal to 75% of Mr. Hynes’s base salary, pro-rated for the fiscal 2023 year, with the actual bonus amount based upon achievement of Company and individual performance targets; and (iii) an initial equity grant and subsequent 2024 equity grant under the Company’s 2023 Stock Incentive Plan. The initial equity grant was valued at $250,000 when granted on the effective date of Mr. Hynes’s employment with the Company and will vest in four annual ratable installments. The 2024 equity grant was valued as of the date of the offer letter at $400,000. Mr. Hynes is further entitled to the standard benefits available to the Company’s executives generally, including health insurance, life and disability coverage and the option to participate in the Company’s 401(k) Savings Plan. Either Mr. Hynes or the Company may terminate Mr. Hynes’s employment at any time for any reason.

Drew Madsen. Effective on November 9, 2023, Drew Madsen was appointed as the Company’s interim Chief Executive Officer, following the Company’s termination of Dave Boennighausen’s employment. Mr. Madsen continued to serve as a member of the Board while acting as the interim CEO. In connection with his appointment as interim CEO, the Company entered into an offer letter with Mr. Madsen, dated November 9, 2023, which provided that Mr. Madsen would serve as interim CEO until the earlier of the one-year anniversary of his appointment or the date a permanent CEO commenced employment with the Company. As interim CEO, Mr. Madsen received the following compensation and benefits: (i) an annual base salary of $669,500 and (ii) a grant of RSUs pursuant to the Company’s 2023 Stock Incentive Plan with respect to 100,000 shares of the Company’s common stock, which units would vest upon the earlier of the date a permanent CEO commenced employment with the Company or a change in control (as defined in the 2023 Plan). Mr. Madsen also received the standard benefits available to the Company’s executives generally, including health insurance, life and disability coverage and the option to participate in the Company’s 401(k) Savings Plan. Mr. Madsen did not receive compensation in connection to his service on the Board while serving as interim CEO. Mr. Madsen did not receive the monthly 10,000 RSU grant to which he would have been entitled had he remained interim CEO on May 1, 2024 and going forward.

Mr. Madsen was appointed CEO on March 6, 2024. In connection with his appointment as CEO, the Company entered into an employment agreement with Mr. Madsen, dated March 6, 2024, with an initial term of three years (and which employment agreement supersedes his offer letter in connection with his role as interim CEO). Mr. Madsen will receive an annual base salary of $800,000 and is eligible to receive an annual bonus in an amount targeted at 100% of his base salary, subject to the achievement of performance conditions that will be established by the Board or the Compensation Committee in their discretion. In addition, on March 6, 2024, Mr. Madsen was granted nonqualified stock options under the Company’s 2023 Stock Incentive Plan to purchase 250,000 shares of the Company’s common stock, par value $0.01, which options are scheduled to vest on March 6, 2027, subject to the Company stock price being equal to or above $5.00 per share based on either a) the closing price on the trading day immediately preceding march 6, 2027 or b) the volume-weighted average stock price for the 45 consecutive trading days ending immediately prior to March 6, 2027, and also.subject to the terms of the grant agreement, including with respect to pro rata vesting upon certain conditions. In addition, on March 6, 2024, Mr. Madsen became entitled to receive the following 2024 annual equity awards pursuant to the 2023 Plan: (i) time-vesting RSUs with a grant date fair value of $500,000, which units are scheduled to vest in three annual ratable installments; and (ii) performance-vesting RSUs with an intended target value of $1,000,000, which units are scheduled to vest upon achievement of certain volume-weighted average stock prices for 45 consecutive trading days ranging from $5.00 to $10.00 per share, in each case subject to the terms of the grant agreements, including with respect to accelerated vesting or pro rata vesting upon certain conditions. Mr. Madsen is further entitled to the standard benefits available to the Company’s executives generally, including health insurance, life and disability coverage and the option to participate in the Company’s 401(k) Savings Plan. Mr. Madsen is also subject to confidentiality, cooperation, return of business records and equipment, and non-disparagement covenants.

In 2020, the Compensation Committee approved employment agreements for the Company’s NEO’s in order to standardize the Company’s approach to severance payments in the event of NEO separations, as well as to provide updated non-compete agreements for the NEOs. For additional information on our employment agreements, see “Employment and Severance Agreements” on page 42.

Benefits and Perquisites

We provide our executive officers with access to the same benefits we provide all of our full-time team members. We maintain a tax-qualified retirement plan that provides eligible U.S. team members with an opportunity to save for retirement on a tax-advantaged basis. Eligible team members are able to defer eligible compensation subject to applicable annual Internal Revenue Code limits. Employer contributions were made to the 401(k) plan in 2023. The Company matches 25% for every 1% contributed up to 4%. We also provide our executive officers with perquisites and other benefits we believe are reasonable and consistent with our compensation objectives. These benefits include a car allowance, a technology allowance, relocation benefits in the case of executive officers relocating to the Denver, Colorado metropolitan area, certain life and disability insurance, and health and wellness benefits. Executive officers and certain other highly compensated team members are also eligible to participate in a deferred compensation program, which permits them to defer payment of salary and bonus to future years, but which does not include a company contribution.
Compensation Policies and Other Considerations
Stock Ownership Requirements
Our Board has adopted stock ownership requirements that restrict sales of our stock by our NEOs and our non-employee directors if those sales would cause the value of such individual’s stock holdings to fall below a certain threshold. The ownership requirement for the CEO is five times his base salary. The ownership requirement for all other NEO’s is two times his or her base salary. The threshold for our non-employee directors is five times their annual cash retainer.

For purposes of these requirements, an officer’s holdings include vested shares held directly by the officer or his/her immediate family members, including vested RSUs and PSUs. Unvested RSUs and PSUs and unexercised stock options do not count as ownership toward the requirement. Until the required ownership level is achieved, the NEOs and non-employee directors must retain 50% of all shares received on vesting or earn-out of RSUs and PSUs, net of shares withheld or sold to satisfy tax obligations, and 50% of shares received on exercise of stock options, net of shares tendered or withheld for payment of the exercise price and net of shares withheld or sold to satisfy tax obligations. The ownership requirements do not restrict the disposition of holdings from equity grants made in 2018 or prior years, before the stock ownership requirements were adopted.

These requirements, together with our continued use of equity-based compensation, are intended to emphasize the alignment of interests between management and our stockholders in a demonstrable and firm manner, with the objective of encouraging high performance and discouraging inappropriate risk taking.

Anti-Hedging Policy

The Company’s Insider Trading Policy provides that directors, officers (including NEOs) and team members of the Company may not engage in the following with regard to equity securities of the Company held, directly or indirectly, by such persons or granted to such persons as part of his or her compensation(a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities the seller does not own); (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls in Company securities; or (d) hedging transactions. The foregoing restrictions also apply to immediate family members of NEOs, which consist of any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing the household of the NEO.

Anti-Pledging Policy

The Company’s Insider Trading Policy provides that our directors, NEOs and team members, as well as certain related parties, are prohibited from entering into pledging transactions or similar arrangements with respect to Company securities.

Clawback Policy

On November 8, 2023, the Company adopted a compensation recoupment policy that is intended to comply with the requirements of Nasdaq Listing Standard 5608 implementing Rule 10D-1 under the Securities Exchange Act of 1934. In the event we are required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover, on a reasonably prompt basis, the excess incentive-based compensation received by any covered executive, including the NEOs, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements.

In addition, the Company maintains an additional clawback policy that provides that if we are required to file an accounting restatement due to material noncompliance with any financial reporting requirement or if “Covered Incentive Compensation” was awarded based on performance achievement calculated in a materially inaccurate manner, the Company may recoup up to 100% of the “Covered Incentive Compensation” paid or credited to a person covered by the policy based on the Board or Committee’s discretionary assessment of whether the covered employee engaged in fraud or misconduct. Covered Incentive Compensation under this additional policy is defined as any short-term or long- term cash or time- or performance-based equity-based incentive award paid, granted, earned, or vested for a performance year or a performance period (or specified time period). Executive officers are covered by this policy.

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a publicly held corporation’s tax deduction for compensation paid to its CEO and certain of its other executive officers in excess of $1 million in any year. While Section 162(m) will limit the deductibility of compensation paid to the NEOs, the Committee will continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account. Accordingly, the Compensation Committee retains the ability to pay compensation that exceeds the deduction limitation under Section 162(m).

Compensation Risk Assessment

Our Compensation Committee considers risks related to our compensation programs (especially with respect to our executive compensation programs) when determining how to structure our team members’ compensation. In November 2023, the Compensation Committee reviewed a compensation risk assessment conducted by its independent compensation consultant, FW Cook. Based on its consideration of this assessment, the Compensation Committee concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. In reaching this conclusion, the Compensation Committee considered the following aspects of our compensation programs that discourage excessive risk-taking:

•Balance between fixed and variable, short-term and long-term, and cash and equity in the TDC mix.
•Incentive awards incorporate multiple measures of performance, which diversifies the risks associated with any single indicator of performance.
•Payouts under our incentive plans are subject to caps.
•All of our equity grants vest over a multi-year period, which encourages grantees to take a long-term view.

•We maintain policies specifically intended to mitigate risk, such as our stock ownership guidelines and clawback, and anti-hedging/anti-pledging policies.
•Independent Compensation Committee oversight and discretion.

COMPENSATION COMMITTEE REPORT
Our Compensation Committee reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.
Robert Hartnett, Chairman
Jeff Jones
Thomas Lynch
Elisa Schreiber

EXECUTIVE COMPENSATION
2023 Summary Compensation Table
The following table summarizes the compensation for 2023, 2022 and 2021 awarded to, earned by or paid to our principal executive officer, our principal financial officer, and the next three most highly-compensated executive officers.

Name and Principal Position	Year	Salary	Stock Awards (5)	Non-equity Incentive Plan Compensation	All Other Compensation (6)	Total
Drew Madsen(1)	2023	$61,800	$252,000	$—	$160,200	$474,000
CEO
Dave Boennighausen(2)	2023	605,775	1,199,997	—	118,504	1,924,276
Former CEO	2022	641,385	1,199,986	134,063	18,131	1,993,565
	2021	614,539	1,199,967	576,285	17,952	2,408,743
Mike Hynes(3)	2023	137,308	249,998	—	2,948	390,254
CFO
Carl Lukach(4)	2023	192,546	399,999	—	7,270	599,815
Former CFO	2022	375,577	399,987	62,082	15,389	853,035
	2021	350,000	399,961	195,825	107,069	1,052,855
Stacey Pool	2023	368,308	399,999	—	22,311	790,618
Chief Marketing Officer	2022	353,269	399,987	63,450	16,955	833,661
	2021	333,077	399,961	187,433	16,955	937,426
Brad West	2023	368,308	399,999	—	12,422	780,729
Executive Vice President, Operations	2022	353,269	399,987	60,750	20,978	834,984
	2021	329,423	399,961	187,433	18,818	935,635
Melissa Heidman	2023	336,225	349,991	—	18,917	705,133
Executive Vice President, General Counsel & Secretary	2022	325,237	349,994	48,322	18,388	741,941
	2021	314,077	349,966	147,335	15,910	827,288
______________________________
(1)Mr. Madsen was appointed as Interim CEO in November 2023; upon his appointment, he ceased receiving compensation for his service as a director. Directors who are also officers, such as Mr. Madsen, do not and will not receive any compensation for their services as directors. For the period of January 2023 through November 9, 2023, Mr. Madsen received the following compensation for his services as a director, which amounts are incorporated in the All Other Compensation column: cash fees totaling $70,000 and stock awards totaling $90,000 with a grant date fair value (computed in accordance with FASB ASC Topic 718) of $3.33 per share.

(2)Mr. Boennighausen ceased serving as CEO effective November 9, 2023. In connection with his termination, Mr. Boennighausen received the payments and benefits associated with a termination without Cause, as such term is defined in Mr. Boennighausen’s Employment Agreement, which is further described below in “Potential Payments Upon Termination or Change in Control.

(3)Mr. Hynes was appointed as the Company’s CFO effective July 24, 2023. In accordance with SEC rules, the information in this Summary Compensation Table and in all Executive Compensation tables herein reflects all of his compensation for the full fiscal year.

(4)Mr. Lukach voluntarily resigned as Chief Financial Officer effective June 9, 2023. He did not receive any severance payouts upon termination.

(5)Amounts under “Stock Awards” represent the aggregate grant date fair value of PSUs and RSUs granted in 2023, 2022 and 2021, calculated in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”). The grant-date fair value of PSUs tied to financial performance and RSUs is the closing price of the Company's common stock on the grant date times the number of shares granted (target number of shares in the case of PSUs). The grant-date fair value of the Relative TSR PSUs granted in 2023, 2022 and 2021 is the Monte Carlo value per target share of the Relative TSR performance condition (i.e., the target value of the award) on the grant date times the number of target shares granted. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock as well as the number of PSUs earned. The PSUs granted in 2022 and 2021 will only vest upon the achievement of certain performance conditions including the Company’s three-year average growth in comparable restaurant sales, three-year cumulative Adjusted EBITDA, and three-year relative TSR. The maximum value of PSUs granted in 2023 is $1,440,000 for Mr. Boennighausen, $480,000 for Mr. Lukach, Mr. West and Ms Pool and $420,000 for Ms. Heidman. A further description of the methodologies and assumptions we use to value PSUs and RSUs is described in Note 9, Stock-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 2, 2024.

(6)Amounts shown in this column are detailed in the table below for 2023:

Name	Car Allowance	401K Employer Match	Subsidized Life Insurance	Health & Wellness Benefits	Technology Allowance	Fees for Services as Director	Severance	Total All Other Compensation
Drew Madsen	$—	$—	$—	$—	$200	$160,000	$—	$160,200
Dave Boennighausen	9,969	3,050	2,145	5,485	1,100	—	96,755	118,504
Mike Hynes	—	1,212	921	315	500	—	—	2,948
Carl Lukach	4,500	900	1,270	—	600	—	—	7,270
Stacey Pool	9,000	3,304	3,142	5,665	1,200	—	—	22,311
Brad West	—	3,267	7,955	—	1,200	—	—	12,422
Melissa Heidman	9,000	3,328	4,764	625	1,200	—	—	18,917

Grants of Plan-Based Awards Table
The following table summarizes information regarding grants of plan-based awards for the NEOs during the fiscal year ended January 2, 2024.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Award Description	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Drew Madsen	11/9/23	RSUs							100,000	$252,000
Dave Boennighausen	n/a	Bonus	$167,375	$669,500	$1,339,000
	3/14/2023	RSUs							94,302	$479,997
	3/14/2023	Relative TSR PSUs				68,966	137,931	275,862		$720,000
Mike Hynes	7/24/23	RSUs							71,428	$249,998
Carl Lukach	n/a	Bonus	$59,475	$297,375	$594,750
	3/14/2023	RSUs							31,434	$159,999
	3/14/2023	Relative TSR PSUs				22,989	45,977	91,954		$240,000
Stacey Pool	n/a	Bonus	$55,620	$278,100	$556,200
	3/14/2023	RSUs							31,434	$159,999
	3/14/2023	Relative TSR PSUs				22,989	45,977	91,954		$240,000
Brad West	n/a	Bonus	$55,620	$278,100	$556,200
	3/14/2023	RSUs							31,434	$159,999
	3/14/2023	Relative TSR PSUs				22,989	45,977	91,954		$240,000
Melissa Heidman	n/a	Bonus	$42,313	$169,250	$338,500
	3/14/2023	RSUs							27,504	$139,995
	3/14/2023	Relative TSR PSUs				20,115	40,229	80,458		$70,000
______________________________
(1)These amounts reflect the threshold, target and maximum amount of annual cash bonus that each of our NEOs could be paid. Our annual cash bonus program is designed to reward annual accomplishments against pre-established corporate and individual financial and strategic goals.
(2)These amounts reflect the threshold, target and maximum number of shares issuable under Relative TSR PSUs. The related performance measures required for vesting are described above in the section titled “Compensation Discussion and Analysis–Ongoing Long-Term Equity Incentives” and in footnote (5) to the 2023 Summary Compensation Table.

Outstanding Equity Awards at Fiscal-Year End Table
The following table sets forth information concerning stock options that are vested and exercisable, and stock options and restricted stock units that have not vested, for each of our NEOs outstanding as of January 2, 2024.

		Option Awards				Stock Awards			Equity Incentive Plan Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not vested ($)	Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units of Stock that have not vested ($)
Drew Madsen	11/9/2023					100,000	(1)	$311,000
Dave Boennighausen (2)	5/13/2014	20,000	—	$31.53	02/07/2024
	5/6/2015	35,000	—	$16.70	02/07/2024
	11/16/2015	19,092	—	$10.64	02/07/2024
	9/21/2017	100,000	—	$4.20	02/07/2024
	6/29/2018	25,233	—	$12.30	02/07/2024
	6/28/2019	46,832	—	$7.88	02/07/2024
Mike Hynes	7/24/2023					6,289	(3)	$34,778
Stacey Pool	12/30/2019	16,834	—	$5.44	12/30/2029
	3/14/2020					8,834	(4)	$27,474
	3/14/2021					6,688	(5)	$20,800	19,791	(6)	$61,550
	3/14/2022					19,448	(7)	$60,483	38,052	(6)	$118,342
	3/14/2023					31,434	(8)	$97,760	45,977	(9)	$142,998
Brad West	1/16/2018	20,000	—	$5.80	01/16/2028
	6/29/2018	9,612	—	$12.30	06/29/2028
	6/28/2019	19,513	—	$7.88	06/28/2029
	3/14/2020					8,834	(4)	$27,474
	3/14/2021					6,688	(5)	$20,800	19,791	(6)	$61,550
	3/14/2022					19,448	(7)	$60,483	38,052	(6)	$118,342
	3/14/2023					31,434	(8)	$97,760	45,977	(9)	$142,988
Melissa Heidman	5/13/2014	2,375	—	$31.53	05/13/2024
	3/4/2015	2,857	—	$18.43	03/04/2025
	5/6/2015	4,890	—	$16.70	05/06/2025
	8/14/2015	2,000	—	$12.76	08/14/2025
	11/16/2015	7,392	—	$10.64	11/16/2025
	6/29/2018	11,535	—	$12.30	06/29/2028
	6/28/2019	19,513	—	$7.88	06/28/2029
	3/14/2020					7,729	(4)	$24,037
	3/14/2021					5,852	(5)	$18,200	17,317	(6)	$53,856
	3/14/2022					17,017	(7)	$52,923	33,296	(6)	$184,127
	3/14/2023					27,504	(8)	$85,537	40,229	(9)	$125,112
______________________________
(1)Represents RSUs which will vest on March 6,2024, when Mr. Madsen became CEO (following his service as interim CEO).
(2)Represents options that will expire on 2/7/24 which was 90 days after Mr. Boennighausen’s termination.
(3)Represents RSUs scheduled to vest in four equal installments on July 24, on each of 2024, 2025, 2026 and 2027.
(4)Represents RSUs scheduled to vest on March 14, 2024.
(5)Represents RSUs scheduled to vest on March 14, 2024 and March 14 2025.
(6)Represents Financial PSUs and Relative TSR PSUs that vest upon achievement of certain performance conditions, assuming achievement at the target performance achievement level.
(7)Represents RSUs scheduled to vest in three equal installments on March 14, on each of 2024, 2025 and 2026.
(8)Represents RSUs scheduled to vest in four equal installments on March 14, on each of 2024, 2025, 2026 and 2027.
(9)Represents Relative TSR PSUs that vest upon achievement of certain performance conditions, assuming achievement at the target performance achievement level.

Option Exercises and Stock Vested Table
The following table sets forth information regarding option exercises and stock vesting for the NEOs for the fiscal year ended January 2, 2024:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Dave Boennighausen	202,118	$885,012
Carl Lukach	9,828	$50,025
Stacey Pool	50,118	$250,643
Brad West	45,715	$228,803
Melissa Heidman	44,487	$222,552
______________________________
(1)Based on the closing stock price of our common stock on the applicable date of vesting.
Non-qualified Deferred Compensation
On May 16, 2013, the Company adopted The Executive Non-Qualified “Excess” Plan (the “Excess Plan”). The Excess Plan provides supplementary benefits to the eligible participants whose benefits under the Company’s 401(k) Plan are limited because of the restriction on annual contributions that may be made to a qualified defined contribution plan and/or the limitation on compensation that may be taken into account in calculating contributions to such a plan. Our NEOs did not earn any non-qualified deferred compensation benefits from us during 2023 or 2022 under the Excess Plan or otherwise.

The following table provides information for participating NEOs in the Excess Plan for the year ended January 2, 2024:

	2023
Name	Beginning Balance	Individual Contributions(1)	Company Contributions	Aggregate Earnings	Aggregate Withdrawals/Distributions	Aggregate Balance at December 31, 2023(2)
Brad West	$75,363	$26,379	$—	$17,931	$—	$119,673
Melissa Heidman	$11,537	$8,975	$—	$2,593	$—	$23,105
_______________________
(1)    These contributions were made pursuant to the Excess Plan. These amounts are included in the “Salary” column of the Summary Compensation Table.
(2)    $89,936 of this balance was included in the Summary Compensation Table for the applicable NEO.
Potential Payments Upon Termination or Change in Control
Employment and Severance Agreements
On October 27, 2020, we entered into an employment agreement with Mr. Boennighausen (the “Boennighausen Agreement”), which superseded a prior employment agreement with Mr. Boennighausen dated September 21, 2017. Pursuant to the Boennighausen Agreement, Mr. Boennighausen was entitled to receive an annual base salary and was eligible to receive an annual bonus in a specified target amount, subject to the achievement of certain performance goals that was established by our Board of Directors or Compensation Committee. Mr. Boennighausen was eligible to receive equity grants during the term of the Boennighausen Agreement as determined by the Compensation Committee and was also eligible for group insurance, retirement and vacation benefits that are available to other executive team members.

Mr. Boennighausen’s employment was terminated by the Company without cause on November 9, 2023. Accordingly, Mr. Boennighausen was entitled to receive (i) 18 months of base salary following the date of termination, paid in regular payroll installments over such 18-month period which was $1,004,250; (ii) a pro rata portion of his annual bonus for the year in which the date of termination occurred, based on year-to-date performance and payable when other senior executives receive their bonuses for such year, which for 2023 was $0; and (iii) a cash payment equal to the COBRA premium for Mr. Boennighausen’s elected coverage as of the date of termination for a period of 18 months, payable in a lump sum in the amount of $37,530. Mr. Boennighausen’s entitlement to the severance payments and benefits described above was subject to his execution of a release of claims in favor of the Company and his ongoing compliance with certain covenants. The Boennighausen Agreement prohibits Mr. Boennighausen from competing with us for six months following termination of employment.

On March 6, 2024, we entered into an employment with Mr. Madsen (the “Madsen Agreement”). Pursuant to the Madsen Agreement, Mr. Madsen is entitled to receive an annual base salary and is eligible to receive an annual bonus in a specified target amount, subject to the achievement of certain performance goals that are established by our Board of Directors or Compensation Committee. Mr. Madsen is eligible to receive equity grants during the term of the Madsen Agreement as determined by the Compensation Committee and is also eligible for group insurance, retirement and vacation benefits that are available to other executive team members.

If Mr. Madsen’s employment is terminated by the Company without cause, or he voluntarily terminates employment for “good reason” (as each such term is defined in the Madsen Agreements), Mr. Madsen will be entitled to receive (i) 18 months of base salary following the date of termination, paid in regular payroll installments over such 18-month period, except that if the termination occurs during a CIC Protection Period, Mr. Madsen will be entitled to receive 24 months of base salary following the date of termination, payable in a lump sum within five days after signing a release of claims in favor of the Company; (ii) a pro rata portion of his annual bonus for the year in which the date of termination occurs, based on year-to-date performance and payable when other senior executives receive their bonuses for such year, except that if the termination occurs during a CIC Protection Period, Mr. Madsen will be entitled to receive a pro rata portion of his target bonus, payable within five days after signing a release of claims in favor of the Company; and (iii) a cash payment equal to the COBRA premium for Mr. Madsen’s elected coverage as of the date of termination for a period of 18 months, payable in a lump sum. Mr. Madsen’s entitlement to the severance payments and benefits described above is subject to his execution of a release of claims in favor of the Company and compliance with certain covenants. The Madsen Agreement prohibits Mr. Madsen from competing with us during the course of his employment and for 12 months following termination of employment.

In October 2020, we also entered into employment agreements (the “Executive Agreements”) with four other executive officers, Carl Lukach, Stacey Pool, Melissa Heidman and Brad West and, in June of 2023, the Company entered into an employment agreement with Mr. Hynes (the “Covered Executives”). Pursuant to each of the Executive Agreements, the Covered Executive is entitled to receive an annual base salary and is eligible to receive an annual bonus in a specified target amount, subject to the achievement of certain performance goals that will be established by our Board of Directors or Compensation Committee. Each Covered Executive is eligible to receive equity grants during the term of the Executive Agreement as determined by the Compensation Committee and is also eligible for group insurance, retirement and vacation benefits that are available to other executive team members.

If the Covered Executive’s employment is terminated by the Company without cause, or he or she voluntarily terminates employment for “good reason” (as each such term is defined in the Executive Agreements), the Covered Executive will be entitled to receive (i) 12 months of base salary following the date of termination, paid in regular payroll installments over such 12-month period, except that if the termination occurs during a CIC Protection Period, the Covered Executive will be entitled to receive 12 months of base salary following the date of termination, payable in a lump sum within five days after signing a release of claims in favor of the Company; (ii) a pro rata portion of his or her annual bonus for the year in which the date of termination occurs, based on year-to-date performance and payable when other senior executives receive their bonuses for such year, except that if the termination occurs during a CIC Protection Period, the Covered Executive will be entitled to receive a pro rata portion of his or her target bonus, payable within five days after signing a release of claims in favor of the Company; and (iii) a cash payment equal to the COBRA premium for the Covered Executive’s elected coverage as of the date of termination for a period of 12 months, payable in a lump sum. Each Covered Executive’s entitlement to the severance payments and benefits described above is subject to his or her execution of a release of claims in favor of the Company and compliance with certain covenants. The Executive Agreements prohibit each Covered Executive from competing with us during the course of his or her employment and for six months following termination of employment.

Mr. Lukach voluntarily resigned; as a result, he did not receive any severance payments upon termination.

Under the Madsen Agreement and the Executive Agreements, in the event of the executive officer’s death or disability, the executive officer (or his or her estate or other designated beneficiary) will be entitled to receive the base salary and other benefits accrued through the date of death or disability, together with a pro rata portion of the executive officer’s bonus equal to the bonus determined for the year in which such event occurs based on actual performance, prorated for the portion of the year prior to the date of death or disability.

None of our NEOs are entitled to receive payments or other benefits upon termination of employment or a change in control, except as provided in the Madsen Agreement and Executive Agreements described above and pursuant to certain equity awards granted under the 2010 Stock Incentive Plan and the 2023 Stock Incentive Plan described below.

The amounts that could be payable in the future under the Madsen Agreement and the Executive Agreements in the event of termination of employment are shown in the following table, based on the assumptions stated:

	Employment and Severance Agreement Payout (1)
	Termination Without Cause or Voluntary Termination for Good Reason	Change of Control - Termination Without Cause or Voluntary Termination for Good Reason	Death or Disability
Drew Madsen (2)
Cash Severance	$1,004,250	$1,339,000	$—
COBRA	$24,267	$24,267	$—
Equity Grants	$11,503	$311,000	$11,503
Mike Hynes
Cash Severance	$350,000	$350,000	$—
Bonus	$92,400	$231,000	$92,400
COBRA	$24,572	$24,572	$—
Equity Grants	$24,649	$222,141	$24,649
Stacey Pool
Cash Severance	$360,000	$360,000	$—
Bonus	$86,400	$216,000	$86,400
COBRA	$24,572	$24,572	$—
Equity Grants	$609,951	$728,755	$609,951
Brad West
Cash Severance	$360,000	$360,000	$—
Bonus	$86,400	$216,000	$86,400
COBRA	$15,600	$15,600	$—
Equity Grants	$606,681	$725,318	$606,681
Melissa Heidman
Cash Severance	$338,500	$338,500	$—
Bonus	$65,728	$169,250	$65,728
COBRA	$24,572	$24,572	$—
Equity Grants	$533,700	$637,652	$533,700
____________________________
(1)Amounts based on the assumptions that the separation event occurred on the final day of fiscal year 2023.+
(2)Amounts reflect Mr. Madsen’s entitlements during his service as Interim CEO, which is further described in the Employment Agreements section, above.

Payments Pursuant to Amended and Restated 2010 Stock Incentive Plan and 2023 Stock Incentive Plan (collectively the “Incentive Plans”)
Options
Pursuant to the Incentive Plans, exercisable portions of options granted to our executive officers expire on the earliest of (i) the tenth anniversary of the grant date (the “Effective Date”), (ii) the ninetieth (90th) day after the termination date if the participant’s employment terminates for any reason other than death, disability or for cause, (iii) one year after the termination date if the participant’s employment terminates due to death or disability, or (iv) the termination date if the participant’s employment is terminated for cause.
Options granted to NEOs generally vest in 25% increments on each of the first through fourth anniversary of the grant date (each such annual period a “Vesting Period”) so long as the participant remains continuously employed by us. Upon receipt of a release of claims acceptable to the Company within forty-five days following the participant’s termination date if the participant’s termination of employment was pursuant to an employment agreement provision permitting termination by the executive for good reason or the termination was by the Company without cause (“Qualifying Termination”) or due to the participant’s death or disability, a pro rata portion of the next vesting installment (based on time worked relative to the twelve months in that Vesting Period) will also vest and become exercisable. If the participant experiences a termination of employment due to a Qualifying Termination within twelve months following a change in control, the unexercisable portion of the option that has not previously expired becomes exercisable upon such event. In addition, the Compensation Committee may, at any time in its sole discretion, accelerate the vesting and exercisability of all or any portion of any option.
RSUs
RSUs granted to NEOs generally vest in 25% increments on four annual “Vesting Periods” so long as the participant remains continuously employed by us. Upon receipt of a release of claims acceptable to the Company within forty-five days following the participant's termination date if the participant's termination of employment was due to a Qualifying Termination or due to the participant's death or disability, a pro rata portion of the next vesting installment (based on time worked relative to the twelve months in that Vesting Period) will also vest. If the participant experiences a termination of employment due to a Qualifying Termination within twelve months following a change in control, the portion of the RSUs that has not previously expired pursuant to the Agreement will vest upon such event. In addition, the Compensation Committee may, at any time in its sole discretion, accelerate the vesting of all or any portion of any RSUs.
PSUs
PSUs granted to NEOs generally vest over three years, subject to the participant remaining continuously employed by us. The PSUs are treated as follows for certain types of terminations of employment prior to the vesting date:
Death/Disability
If the participant’s termination of employment is due to death or disability prior to the vesting date, any PSUs that are earned are paid to the participant following the end of the performance period.
Change in Control
In the event a change in control occurs before the end of the performance period, unless otherwise determined by the Compensation Committee in its discretion, the PSUs are converted into time-vesting restricted stock units or such other rights as determined by the Compensation Committee (collectively, “RSUs”) as follows. If the change in control occurs prior to the last day of the first fiscal year in the performance period, the number of RSUs will be equal to the PSUs that would have been earned based on achievement at the Target Sales Growth Goal and the Target Adjusted EBITDA Goal. If the change in control occurs on or after the first day of the second fiscal year in the performance period, the number of RSUs will be equal to the number of PSUs that are earned through the date of the change in control as determined by the Compensation Committee in its discretion based on actual performance (using the annual goals for the three fiscal years in the performance period taken into account by the Compensation Committee in determining the Sales Growth and Adjusted EBITDA goals for the entire performance period) through the day immediately preceding the change in control. For the Relative TSR PSUs, the number of RSUs shall equal the Relative TSR PSUs that would have been earned as if the Performance Period ended on the date of the Change in Control. Any such RSUs shall be eligible to vest on the vesting date subject to the participant remaining continuously employed by us through that date; provided, however, that if the participant’s termination of employment is by us without cause within twelve months following the change in control, the RSUs vest upon such termination.

If the PSUs (or, as applicable, RSUs) are not continued, assumed or substituted for in a change in control, the PSUs are earned to the extent determined by the Compensation Committee, such earned PSUs vest upon the change in control, and the participant receives with respect to such PSUs either (i) the consideration (whether stock, cash, or other securities or property) received in the change in control by holders of shares for each share held on the effective date of the change in control, (ii) common stock of the successor to the Company with a value based on price per share in the change in control, or (iii) cash based on the price in the change in control, as determined by the Compensation Committee in its discretion.
Pay vs. Performance

In accordance with the SEC’s disclosure requirements pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act, regarding Pay Versus Performance (PVP), provided below is the Company’s PVP disclosures as required As required by Item 402(v) for Smaller Reporting Companies, we have included a table that compares the total compensation of our principal executive officer (“PEO”) and average other named executive officers (“Non-PEO NEOs”), as presented in the Summary Compensation Table (“SCT”), to Compensation Actually Paid (“CAP”). The table and disclosure below also compares CAP to our indexed TSR and GAAP Net Income.

This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the executives or how our Committee evaluates compensation decisions in light of Company or individual performance. In particular, our Committee has not used CAP as a basis for making compensation decisions, nor does it use GAAP Net Income for purposes of determining incentive compensation. Please refer to our Compensation Discussion and Analysis on pages 27 to 37 for a discussion of our executive compensation program objectives and the ways in which we align executive compensation pay with performance.

Fiscal Year (1)	Summary Compensation Table Total for First PEO (2)	Compensation Actually Paid to First PEO (3)	Summary Compensation Table Total for Second PEO (4)	Compensation Actually Paid to Second PEO (5)	Average Summary Compensation Table Total for Non-PEO NEOs (6)	Average Compensation Actually Paid to Non-PEO NEOs (7)	Total Shareholder Return	Net Income (Loss) (dollars in millions)
2023	$1,924,276	$(580,542)	$474,000	$312,000	$653,310	$185,900	$34.73	$(9.9)
2022	$1,993,565	$263,253	N/A	N/A	$815,905	$319,535	$99.82	$(3.3)
2021	$2,408,743	$3,296,285	N/A	N/A	$938,301	$1,142,069	$166.61	$3.7
______________________________
(1)The Company is considered a small reporting company (SRC) which requires disclosure of three years of information.
(2)The dollar amounts reported in this column are the amounts reported for Mr. Boennighausen for each of the corresponding years in the “Total” column in our Summary Compensation Table above.
(3)The dollar amounts reported in this column represent the CAP to Mr. Boennighausen as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by Mr. Boennighausen. In accordance with these rules, these amounts reflect the “Total” as set forth in the Summary Compensation Table for each year, adjusted as shown below.

Compensation Actually Paid to First PEO	2023
Summary Compensation Table Total	$1,924,276
Less, value of “Stock Awards” reported in the SCT	(1,199,997)
Plus, fair value at vesting of equity awards granted and vested in the fiscal year	78,905
Minus, change in fair value as of the vesting date of equity awards granted in prior fiscal years that vested in the fiscal year	(87,659)
Minus, fair value as of the prior fiscal year end of equity awards granted in prior fiscal years that failed to meet vesting conditions in the fiscal year	(1,296,067)
Compensation Actually Paid to Mr. Boennighausen	$(580,542)
(4)The dollar amounts reported in this column are the amounts reported for Mr. Madsen for each of the corresponding years in the “Total” column in our Summary Compensation Table above.
(5)The dollar amounts reported in this column represent the CAP to Mr. Madsen as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by Mr. Madsen. In accordance with these rules, these amounts reflect the “Total” as set forth in the Summary Compensation Table for each year, adjusted as shown below.

Compensation Actually Paid to Second PEO	2023
Summary Compensation Table Total	$474,000
Less, value of “Stock Awards” reported in the SCT	(252,000)
Plus, fair value at vesting of equity awards granted and vested in the fiscal year	90,000
Compensation Actually Paid to Mr. Madsen	$312,000
(6)The dollar amounts reported in this column represent the average of the amounts reported for our NEO’s (excluding Mr. Boennighausen and Mr. Madsen) in the “Total;” column of the Summary Compensation Table in each applicable year. The names of each of the NEO’s included for these purposes are as follows: for 2021 and 2022, Messrs. Lukach and West and Mses. Pool and Heidman and for 2023, Messrs. West, Lukach and Hynes and Mses. Pool and Heidman.
(7)The dollar amounts reported in this column represent the average CAP for the applicable NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. In accordance with these rules, these amounts reflect the “Total” as set forth in the Summary Compensation Table for each year, adjusted as shown below.

Average Compensation Actually Paid to Non-PEO NEOs	2023
Average Summary Compensation Table Total	$653,310
Less, value of “Stock Awards” reported in the SCT	(359,997)
Plus,fair value at fiscal year end of outstanding and unvested equity awards granted in the fiscal year	161,874
Minus, change in fair value of outstanding and unvested equity awards granted in prior fiscal years	(166,829)
Minus, change in fair value as of the vesting date of equity awards granted in prior fiscal years that vested in the fiscal year	(18,851)
Minus, fair value as of the prior fiscal year end of equity awards granted in prior fiscal years that failed to meet vesting conditions in the fiscal year	(83,607)
Average Compensation Actually Paid to Non-PEO NEOs	$185,900
Relationship Between Compensation Paid and Performance Measures

Because a significant portion of our NEOs’ total compensation is in the form of equity, CAP values for our PEO and on average for our other NEOs are strongly aligned with our TSR. In fiscal 2021, CAP was higher than Summary Compensation table total compensation for our PEO and on average for our other NEOs, primarily due to our strong total shareholder return performance during the year. The opposite was true for fiscal 2022 and fiscal 2023, primarily due to a decline in our TSR. Although GAAP Net Income is not a metric in our incentive plans, CAP was aligned with GAAP Net Income. CAP was higher in 2021 than in 2022 and 2023, as was our GAAP Net Income.

See “Compensation Discussion and Analysis” above for additional information regarding our fiscal 2023 NEO compensation.
CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing information about the ratio of the annual total compensation of our former CEO, Dave Boennighausen, and interim CEO Drew Madsen to the total annual compensation of our median team member.

The 2023 “annual total compensation” of the median compensated of all our “team members” (as those terms are defined under SEC rules) who were employed as of December 13, 2023, other than our former CEO, Dave Boennighausen and our then interim CEO, Drew Madsen, was $11,346; Dave Boennighausen’s 2023 annual total compensation was $1,924,276 and Drew Madsen’s 2023 annual total compensation was $474,000 which when combined equals $2,398,277. The ratio of the $2,398,277 to $11,346 is 211-to-1. The Company chose to use the combined figures for the CEOs to more accurately reflect an annual amount paid to our CEO. The compensation that was used for the calculation is equal to the amounts shown in the Executive Compensation table on Page 39.

For purposes of identifying the median compensated team member, we used total cash compensation paid in 2023, as reported to the Internal Revenue Service on Form W-2, of our team member population as of December 12, 2023 (including part-time team members), excluding our former CEO and interim CEO. The Company elected to use December 12, 2023 to determine the team member population since it is the last day of the last pay period of 2023. We annualized compensation for team members who did not work for the entire year. We believe the use of total cash compensation for all team members is a consistently applied compensation measure because we do not widely distribute equity awards to team members. Less than 2.7% of our total team member population of 6,358 individuals as of December 12, 2023 received equity awards in 2023. Based on total cash compensation, our median team member was identified as a restaurant team member who was paid on an hourly basis and worked approximately 21 hours per week (or 1,076 hours per year) in 2023. After identifying the median team member, we calculated that team member’s annual total compensation using the same methodology (and including all the same compensation elements) that we used to calculate our named executive officers compensation listed in the 2023 Summary Compensation Table set forth above in this proxy statement.

We believe this CEO pay ratio disclosed above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated team member and calculating the pay ratio based on that team member’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION

Our philosophy is to pay non-employee directors competitively and fairly for the work performed. The Compensation Committee annually reviews our director compensation with the assistance of its independent consultant, FW Cook, who regularly conducts a competitive analysis of our non-employee director pay levels and program design versus the same peer group used in comparisons of executive compensation (see “Compensation Discussion & Analysis — Peer Group Benchmarking”). The design of our non-employee director compensation program reflects recognized best practices and incorporates the following provisions: retainer-only cash compensation with no fees for attending meetings, which is an expected part of board service; significant portion of total compensation in full-value equity awards, for alignment with stockholder interests, with annual grants made based on a fixed-value formula with immediate vesting, to avoid entrenchment; additional retainers for the non-executive Chairman of the Board, Committee Chairs and committee memberships to recognize additional responsibilities and time commitment; and meaningful share ownership requirements.

Under our non-employee director compensation plan, each non-employee director covered by the plan receives an annual cash retainer for board service, an annual cash retainer for committee service and an annual cash retainer for serving as chair of a committee. For 2023, the Board fixed the retainer for board service at $50,000 per year, ($100,000 in the case of the Chairman of the Board), and it fixed the annual retainers for committee service and committee chairs as follows:

Committee	Annual Retainer for Committee Service	Additional Annual Retainer for Committee Chair
Audit Committee	$15,000	$10,000
Compensation Committee	$10,000	$10,000
Nominating & Governance Committee	$10,000	$10,000
At the close of business on the date of the Company’s annual meeting of stockholders, each non-employee director covered by the plan receives RSUs, which are fully vested upon grant, having a fair market value at the date of grant equal to $90,000 ($135,000 in the case of the Chairman of the Board). The annual RSU grant was increased from $75,000 ($120,000) in 2022 based on a competitive analysis conducted by FW Cook in May 2023 to position the Company’s overall non-employee director compensation to be closer aligned with the peer group median.

Directors who are also officers, such as Mr. Madsen, do not and will not receive any compensation for their services as directors. In addition, fees and stock awards otherwise payable to Mr. Lynch were transferred directly to Mill Road Capital Management LLC, at Mr. Lynch’s request.
Directors have been and will continue to be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and bylaws, as well as the protection provided by director and officer liability insurance provided by us.
Our Board has adopted stock ownership requirements that restrict sales of our stock by our non-employee directors if those sales would cause the value of such individual’s stock holdings to fall below a certain threshold; the Company’s stock ownership guidelines for our non-employee directors is five times the annual cash retainer.
The following table sets forth information concerning the compensation of our independent directors for the fiscal year ended January 2, 2024.

Director Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (8)	Total ($)
Mary Egan	$85,000	(1)	$90,000	$175,000
Robert Hartnett	91,346	(2)	90,000	181,346
Jeff Jones	135,000	(3)	135,000	270,000
Thomas Lynch	29,808	(4)	82,500	112,308
Drew Madsen	70,000	(5)	90,000	160,000
Elisa Schreiber	70,000	(6)	90,000	160,000
Shawn Taylor	75,000	(7)	90,000	165,000
____________________________

(1)This amount includes $15,000 for serving on the Audit Committee, $10,000 each for serving on the Nominating and Corporate Governance Committee and serving as the Chairperson of the Nominating and Corporate Governance Committee.
(2)This amount includes $15,000 for serving on the Audit Committee, $10,000 each for serving on the Compensation Committee and serving as the Chairperson of the Compensation Committee and serving for a partial year on the Nominating and Corporate Governance Committee.
(3)This amount includes fees for serving as the Chairman of the Board. Additionally, the amount includes $15,000 for serving on the Audit Committee and $10,000 each for serving as Chairman of the Audit Committee and serving on the Compensation Committee.
(4)This amount includes a pro-rata portion of a $50,000 board retainer, as Mr. Lynch became a board member on May 30, 2023.
(5)This amount includes $10,000 each for serving on the Compensation Committee and serving on the Nominating and Corporate Governance Committee, prior to his resignation from both Committees. Mr. Madsen ceased receiving compensation for his service as a director upon his appointment as Interim CEO in November 2023.
(6)This amount includes $10,000 each for serving on the Compensation Committee and serving on the Nominating and Corporate Governance Committee.
(7)This amount includes $15,000 for serving on the Audit Committee and $10,000 for serving on the Nominating and Corporate Governance Committee.
(8)The annual retainer grant in 2023 had a grant date fair value (computed in accordance with FASB ASC Topic 718) of $3.33 per share, except for the grant to Mr. Lynch, which was grant at a fair value of $2.79.

TRANSACTIONS WITH RELATED PERSONS
The following is a description of each transaction since January 4, 2023, including any currently proposed transaction, in which we were or are to be a participant, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, director nominees, executive officers, beneficial holders of more than 5.0% of either our Class A or our Class B common stock, or any of their immediate family members had or will have a direct or indirect material interest.
Private Placement to Mill Road Capital. On March 13, 2017, we entered into a securities purchase agreement with Mill Road Capital in connection with an equity investment in the Company made by Mill Road. Under the securities purchase agreement, if at any time Mill Road Capital owns 10.0% or more of our outstanding Class A and Class B common stock, Mill Road Capital has the right to designate one nominee for election to our Board of Directors. Mill Road has designated one member to our Board of Directors, Thomas Lynch. If Mill Road Capital’s ownership level falls below 10% of our outstanding Class A and Class B common stock, Mill Road Capital will no longer have a right to designate a nominee. Our securities purchase agreement with Mill Road Capital also provides for the registration of any outstanding shares of Class A common stock or other Company equity securities held by Mill Road Capital.
Procedures for Approval of Related Party Transactions. Our written policies on related party transactions, which are included in our Audit Committee charter and our Team Member Code of Business Conduct and Ethics, address the policies and procedures for review and approval of related party transactions. These policies cover certain relationships and material obligations and interests. These policies provide that, in determining whether or not to recommend the initial approval or ratification of a related party transaction, all relevant facts and circumstances available shall be considered. The Audit Committee is responsible for approval and ratification of certain related person transactions pursuant to the applicable policies and procedures. All of the above-summarized transactions have been approved as required under such policies.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
The principal purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of our accounting and financial reporting processes and the audits of our financial statements; (ii) our system of disclosure controls and internal controls over financial reporting; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditor; (v) the performance of our independent auditor; and (vi) the business practices and ethical standards of the Company. The Audit Committee is responsible for the appointment, compensation, retention and oversight of work of the Company’s independent auditor. The Audit Committee’s function is more fully described in its charter.
Our management is responsible for the preparation, presentation and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use and for establishing and maintaining adequate internal control over financial reporting. Ernst & Young, our independent registered public accounting firm for the year ending January 2, 2024, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 2, 2024, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended January 2, 2024.
The Audit Committee has also reviewed and discussed with Ernst & Young the audited financial statements in the Form 10-K. In addition, the Audit Committee discussed with Ernst & Young those matters required to be discussed under applicable standards of the PCAOB and the SEC. Additionally, Ernst & Young provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young its independence from the Company.
Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

THE AUDIT COMMITTEE

Jeff Jones (Chair)
Mary Egan
Robert Hartnett
Shawn Taylor

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in the Company’s Proxy Statement and form of proxy pursuant to Rule 14a-8 of the Exchange Act, relating to the Company’s 2025 annual meeting of stockholders must be received by the Company at the principal executive offices of the Company no later than the close of business on November 28, 2024. Stockholders wishing to make a director nomination or bring a proposal before the 2025 annual meeting (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on February 14, 2025 and not earlier than the close of business on January 15, 2025. However, if the Company changes the date of the 2025 annual meeting of stockholders to a date more than 30 days before or 70 days after the anniversary of the 2024 Annual Meeting, then such notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Any matter so submitted must comply with the other provisions of the Company’s bylaws and be submitted in writing to the Secretary at the principal executive offices. In addition, to comply with the universal proxy rules, if a stockholder intends to solicit proxies in support of nominees submitted under the Company’s advance notice bylaws, then the stockholder must provide proper written notice that sets forth all information required under Rule 14a-19 of the Exchange Act to the Company no later than March 17, 2025 (or, if the 2025 annual meeting of stockholders is called for a date that is more than 30 days before or more than 60 days after the anniversary of the prior year’s annual meeting, then notice must be provided by the later of 60 days prior to the 2025 annual meeting of stockholders or the 10th day following the date on which announcement of the 2025 annual meeting of stockholders was first made by the Company). The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our bylaws as described above.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

The Company invites its Board members to attend its annual stockholder meetings and requires that they make every effort to attend the annual meetings absent an unavoidable and irreconcilable conflict. All seven Directors of the Company then serving attended the Company’s 2023 Annual Meeting of Stockholders in person.

STOCKHOLDER COMMUNICATIONS

Any security holder of the Company wishing to communicate with the Board may write to the Board at Board of Directors, c/o Corporate Secretary, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com. The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.

In addition, any person wishing to communicate with Jeff Jones, our Board Chairman, or with the Company’s other independent directors may do so by writing to them, c/o Corporate Secretary, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any other business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment and discretion of the persons voting such proxies.

Whether or not you expect to attend the meeting, please vote so that your shares may be represented at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.

We make available free of charge on or through our Internet website, investor.noodles.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR 2023 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO THE COMPANY’S SECRETARY AT NOODLES & COMPANY, 520 ZANG STREET, SUITE D, BROOMFIELD, CO 80021, OR BY EMAIL AT INVESTORRELATIONS@NOODLES.COM.

APPENDIX A
Reconciliation of Non-GAAP Measures

The attached proxy statement includes a non-GAAP measure of Adjusted EBITDA. Reconciliations of net loss to EBITDA and Adjusted EBITDA are included in the accompanying financial data. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or to be superior to, the financial information prepared and presented in accordance with GAAP. The Company uses this non-GAAP financial measure for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that it provides useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. However, the Company recognizes that non-GAAP financial measures have limitations as analytical financial measures. The Company compensates for these limitations by relying primarily on its GAAP results and using non-GAAP metrics only supplementally. There are numerous of these limitations, including that: adjusted EBITDA does not reflect the Company’s capital expenditures or future requirements for capital expenditures; adjusted EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments, associated with our indebtedness; adjusted EBITDA does not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, and do not reflect cash requirements for such replacements; adjusted EBITDA does not reflect the cost of stock-based compensation; and adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs. When analyzing the Company’s operating performance, investors should not consider non-GAAP financial metrics in isolation or as substitutes for net income (loss) or cash flow from operations, or other statement of operations or cash flow statement data prepared in accordance with GAAP. The non-GAAP financial measure used by the Company in this proxy may be different from the measures used by other companies.

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Year Ended(1)
	January 2, 2024	January 3, 2023
Net loss	$(9,856)	$(3,314)
Depreciation and amortization	26,792	23,268
Interest expense, net	4,803	2,445
Provision for income taxes	24	37
EBITDA	$21,763	$22,436
Restaurant impairments	2,987	1,362
Loss on disposal of assets	1,979	946
Lease exit costs (benefits), net	396	267
Loss on sale of restaurants	—	263
Severance and executive transition costs	1,559	—
Stock-based compensation expense	4,346	4,395
Adjusted EBITDA	$33,030	$29,669
______________________________
(1)    Amounts for fiscal year 2022 include modifications to the adjusted EBITDA calculation to remove adjustments for non-cash rent expense related to sub-leases, certain costs associated with closed restaurants and costs related to corporate matters to conform to the current year presentation. Adjusted EBITDA as previously reported was $33.1 million for the fiscal year ended 2022.

EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income (loss) or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net income (loss) before net interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the eliminations shown in the table above.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, closure costs and asset disposals and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to
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our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

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noodles & COMPANY

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/NDLS
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 14, 2024.

TELEPHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 14, 2024.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Please detach here

The Board of Directors Recommends a Vote "FOR" all nominees in Item 1, "FOR" Items 2 and 3, and "AGAINST" Item 4.

Company Proposals:

1. Election of Class II directors: 01 Jeff Jones 02 Drew Madsen 03 Shawn Taylor ☐ FOR all nominees (except as marked) ☐ WITHHOLD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Stockholder Proposals:

4. To vote on a stockholder proposal regarding greenhouse gas emissions disclosures. ☐ For ☐ Against ☐ Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" ALL NOMINEES IN ITEM 1, "FOR" ITEMS 2 AND 3, AND "AGAINST" ITEM 4.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the proxy.

NOODLES & COMPANY

ANNUAL MEETING OF STOCKHOLDERS

May 15, 2024
1:00 p.m. Mountain Time

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 15, 2024.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

The proxy, when properly signed, will be voted in the manner specified in the proxy card. However, if a properly signed proxy is returned with no choice specified, the proxy will be voted "FOR" all nominees in Item 1, "FOR" Items 2 and 3, and "AGAINST" Item 4, and in the discretion of the proxies on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

By signing the proxy, you revoke all prior proxies and appoint Drew Madsen and Melissa Heidman, and each of them, and each with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments and postponements thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

NOTE: There is important information contained in the proxy statement regarding attendance at the Annual Meeting that should be reviewed and complied with.

See reverse for voting instructions.